Exhibit 2.1
______________________________________

STOCK PURCHASE AGREEMENT

executed on February 1, 2016

by, between and among

Balchem Corporation (as Purchaser),

Albion International, Inc. (the Company),

H. DeWayne Ashmead (as a Seller),

The H. DeWayne & Eugele Ashmead Children’s Trust (as a Seller),

The H. DeWayne & Eugele Ashmead Descendants Trust (as a Seller),

Fidelity Investments Charitable Gift Fund (as a Seller),

Stephen D. Ashmead (as the Sellers’ Representative)

and

the Senior Executives
______________________________________

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3.3	Brokers	27

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization, Existence and Standing of Purchaser	27
4.2	Capacity; Authorization.	27
4.3	Investment Intent of Purchaser	28
4.4	Brokers or Finders	28
4.5	Independent Investigation	28

	ARTICLE V
	POST‑CLOSING COVENANTS

5.1	Announcements	29
5.2	Mutual Covenants	29
5.3	Non‑Solicitation of Employees	29
5.4	Non‑Competition	30
5.5	Confidentiality	30
5.6	Unenforceability; Severability; Specific Performance.	31

	ARTICLE VI
	[INTENTIONALLY BLANK

	ARTICLE VII
	THE CLOSING

7.1	Date and Time	32
7.2	Sellers’ Closing Documents	32
7.3	Purchaser Closing Documents	34

	ARTICLE VIII
	INDEMNIFICATION

8.1	Survival of Representations and Warranties	35
8.2	Indemnifying Sellers’ Indemnification Obligation	35
8.3	Purchaser’s Indemnification Obligation	37
8.4	Procedure for Indemnification Claims.	38
8.5	Limitations on Indemnification	40
8.6	Adjustment	41

	ARTICLE IX
	CERTAIN TAX MATTERS

9.1	Certain Tax Matters.	41

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	ARTICLE X
	GENERAL PROVISIONS

10.1	Expenses	44
10.2	Notices	44
10.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.	46
10.4	Counterparts	47
10.5	Headings	47
10.6	Interpretation; Absence of Presumption.	47
10.7	Entire Agreement	47
10.8	Third‑Party Beneficiaries	47
10.9	Assignment	48
10.10	Specific Performance	48
10.11	Severability	48
10.12	Amendments; Waiver	48
10.13	Appointment of the Sellers’ Representative	48
10.14	Attorney‑Client Information; Waiver of Conflicts.	52
10.15	Fidelity Charitable.	54

EXHIBITS:

Exhibit A	‑‑	Certain Definitions
Exhibit B	‑‑	Form of Director and Officer General Release
Exhibit C	‑‑	Form of Sellers’ General Release
Exhibit D	‑‑	Form of Escrow Agreement
Exhibit E‑1	‑‑	Commercial and Industrial Lease—Albion Manufacturing Technologies
Exhibit E‑2	‑‑	Commercial and Industrial Lease—Albion Ingredient Processors
Exhibit E‑3	‑‑	Commercial and Industrial Lease‑‑Albion Liquid Products
Exhibit F‑1	‑‑	Lease Termination Agreement—Albion Manufacturing Technologies
Exhibit F‑2	‑‑	Lease Termination Agreement—Albion Ingredient Processors
Exhibit F‑3	‑‑	Lease Termination Agreement–Albion Liquid Products
Exhibit G	‑‑	Form of Waiver and Release
Exhibit H	‑‑	Allocable Portion; Pro Rata Portion
Exhibit I	‑‑	Permitted Liens
Exhibit 8.2(a)(vii)	‑‑	Excluded Liabilities

DISCLOSURE LETTER:

Schedule 2.1(b)	‑‑	Subsidiaries
Schedule 2.1(c)	‑‑	Directors and Officers‑‑Transferred Companies
Schedule 2.2(b)	‑‑	Required Consents to Sell

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Schedule 2.3(a)	‑‑	Capitalization—Outstanding Common and Preferred Stock
Schedule 2.3(b)	‑‑	Authorized Capital Stock and Ownership‑‑Subsidiaries
Schedule 2.3(d)	‑‑	Restructuring
Schedule 2.4(a)	‑‑	Undisclosed Liabilities
Schedule 2.4(b)	‑‑	Debt
Schedule 2.5	‑‑	Financial Statements
Schedule 2.6(d)	‑‑	Changes Since Balance Sheet Date
Schedule 2.7(a)	‑‑	Owned Real Property
Schedule 2.7(b)	‑‑	Leases
Schedule 2.9(a)	‑‑	Material Contracts
Schedule 2.10(d)	‑‑	Taxes
Schedule 2.10(l)	‑‑	Federal Income Tax Classification— Transferred Companies
Schedule 2.11(a)	‑‑	Intellectual Property
Schedule 2.11(b)	‑‑	Licenses
Schedule 2.11(c)	‑‑	Intellectual Property Violations and Infringements
Schedule 2.12	‑‑	Pending or Threatened Litigation
Schedule 2.15	‑‑	Food Safety
Schedule 2.16(a)	‑‑	Environmental Matters
Schedule 2.16(b)	‑‑	Environmental Permits
Schedule 2.16(c)	‑‑	Remedial Actions
Schedule 2.17	‑‑	Transactions with Insiders
Schedule 2.18(a)	‑‑	Employees
Schedule 2.18(b)	‑‑	Leased Employees and Independent Contractors
Schedule 2.18(c)	‑‑	Employees and Independent Contractors Outside the United States
Schedule 2.18(e)	‑‑	Employee Actions
Schedule 2.19(a)	‑‑	Benefit Plans
Schedule 2.19(e)	‑‑	Post‑Termination Health or Welfare Benefits
Schedule 2.19(g)	‑‑	Change of Control Benefits
Schedule 2.20	‑‑	Insurance
Schedule 2.21	‑‑	Top 20 Suppliers and Customers
Schedule 2.22	‑‑	Bank Accounts
Schedule 2.24(a)	‑‑	Trade Controls Compliance
Schedule 3.1	‑‑	Required Approvals or Consents
Schedule 8.2(a)(vii)	‑‑	Excluded Liabilities

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 1, 2016 , by, between and among (a) Balchem Corporation, a Maryland corporation (“Purchaser”), (b) Albion International, Inc., a Nevada corporation (the “Company”), (c) H. DeWayne Ashmead, an individual residing in the State of Utah (“DeWayne”), (d) The H. DeWayne & Eugele Ashmead Children’s Trust, a Utah trust (the “Children’s Trust”), (e) The H. DeWayne & Eugele Ashmead Descendants Trust, a Utah trust (the “Descendants Trust”), (f) Fidelity Investments Charitable Gift Fund, a Massachusetts trust (“Fidelity Charitable”, and, together with DeWayne, the Children’s Trust, and the Descendants Trust, “Sellers”), (g) Stephen D. Ashmead, an individual and solely in his capacity as the Sellers’ Representative (the “Sellers’ Representative”), and (h) solely for purposes of Sections 5.3 (Non‑Solicitation of Employees), 5.4 (Non‑Competition), 5.5 (Confidentiality) and 5.6 (Unenforceability; Severability; Specific Performance) and Article X (General Provisions), (i) Angelique (Angie) R. Pitt, an employee and/or officer of one or more of the Transferred Companies and a beneficiary of the Children’s Trust (“Angie”), (ii) Stephen D. Ashmead, an employee and/or officer of one or more of the Transferred Companies and a beneficiary of the Children’s Trust (“Stephen”), (iii) Brett S. Ashmead, an employee and/or officer of one or more of the Transferred Companies and a beneficiary of the Children’s Trust (“Brett”), and (iv) James C. Hyde, an employee and/or officer of one or more of the Transferred Companies (“Jim”, and, together with Angie, Stephen and Brett, the “Senior Executives”).  Capitalized terms used herein shall have the meanings ascribed to them in Exhibit A attached hereto.

WITNESSETH:

WHEREAS, Sellers are the sole owners of one hundred percent (100%) of the issued and outstanding shares of Common Stock of the Company (collectively, the “Shares”); and

WHEREAS, Sellers desire to sell and transfer to Purchaser, and Purchaser desires to purchase from Sellers, all of the Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1            Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers will sell to Purchaser, and Purchaser will purchase from Sellers, all of the Shares, free and clear of all Liens.

1.2            Purchase Price.  The aggregate consideration for the Shares (the “Purchase Price”) shall be One Hundred Eleven Million Five Hundred Twenty‑Four Thousand Dollars ($111,524,000), (a) increased on a dollar‑for‑dollar basis by the amount of Closing Cash, (b) decreased on a dollar‑for‑dollar basis by the amount of Closing Debt, (c) decreased on a dollar‑for‑dollar basis by the amount of any Transaction Costs that were not paid by the Company prior to the Closing (“Unpaid Transaction Costs”) and (d) increased or reduced on a dollar‑for‑dollar basis by the amount by which Closing Working Capital is more or less than Fifteen Million Six Hundred Sixty‑Eight Thousand Six Hundred Thirty‑Five Dollars ($15,668,635).  At the Closing, Purchaser shall (i) pay to Sellers on a pro rata basis in accordance with their respective Allocable Portion an amount equal to the Estimated Purchase Price (as defined below), less Ten Million Dollars ($10,000,000) (the “Escrow Deposit”), and (ii) deliver to the Escrow Agent the Escrow Deposit as provided in Section 7.3, to be held, released or disposed of by the Escrow Agent in accordance with the terms of the Escrow Agreement.

1.3            Purchase Price Adjustment.

(a)           Prior to the Closing Date, the Company delivered to Purchaser a written statement (the “Estimated Closing Statement”) setting forth its good faith written estimate of Closing Cash, Closing Debt, Unpaid Transaction Costs and Closing Working Capital, in each case determined in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet.  The Estimated Closing Statement was accompanied by a certificate executed by the Company’s Chief Financial Officer to the effect that the Estimated Closing Statement was prepared in good faith in accordance with this Section 1.3(a).

(b)           The Purchase Price payable on the Closing Date shall be calculated in accordance with Section 1.2 as if Sellers’ estimate of Closing Cash, Closing Debt, Unpaid Transaction Costs and Closing Working Capital set forth in the Estimated Closing Statement was the actual amount of Closing Cash, Closing Debt, Unpaid Transaction Costs and Closing Working Capital.  The Purchase Price as so estimated is referred to herein as the “Estimated Purchase Price.”

(c)           On or prior to the date that is ninety (90) days following the Closing Date, Purchaser will prepare and deliver to the Sellers’ Representative a statement (the “Final Closing Statement”) setting forth Purchaser’s calculation of (i) Closing Cash, Closing Debt, Unpaid Transaction Costs and Closing Working Capital, in each case determined in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet, and (ii) the Purchase Price.  The Sellers’ Representative will cooperate with Purchaser and provide to it such information as Purchaser may reasonably request, in each case in connection with Purchaser’s preparation of the Final Closing Statement.

(d)          Upon the Sellers’ Representative’s written request and after the execution by Purchaser and the Sellers’ Representative of a customary confidentiality agreement mutually acceptable to such parties, Purchaser shall make available to the Sellers’ Representative a complete copy of all work papers and other books, records, documents and instruments utilized or relied on by Purchaser in the preparation of the Final Closing Statement.  The Sellers’ Representative shall notify Purchaser in writing within thirty (30) days after the Sellers’ Representative’s receipt of the Final Closing Statement that the Sellers’ Representative accepts for and on behalf of Sellers the Final Closing Statement or, alternatively, that there is a dispute (a “Dispute Notice”) as to any item reflected thereon.  The Dispute Notice will set forth the Sellers’ Representative’s objections on behalf of Sellers, if any, to the Final Closing Statement in reasonable detail.  The failure by the Sellers’ Representative to give Purchaser a Dispute Notice within such period shall be deemed to constitute Sellers’ acceptance of the Final Closing Statement.  After delivery of a Dispute Notice by the Sellers’ Representative that there is a dispute as to any item reflected in the Final Closing Statement, the parties will use reasonable efforts to resolve such dispute, but if such dispute cannot be resolved by the parties within thirty (30) days after the Sellers’ Representative delivers a Dispute Notice, such dispute shall be referred to KPMG LLP (the “Selected Accountants”).  In resolving any disputed item, the Selected Accountants (i) shall be bound by the provisions of this Section 1.3 and the definitions of Closing Cash, Closing Debt, Unpaid Transaction Costs and Closing Working Capital; (ii) shall limit their review to the disputed items submitted to the Selected Accountants for resolution and not otherwise investigate matters independently; and (iii) shall further limit their review of the disputed item(s) solely to whether the Final Closing Statement has been prepared in accordance with this Section 1.3 or contains any mathematical or clerical error.  The determination of any disputed items cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Final Closing Statement or the Dispute Notice.  The determination of the Selected Accountants shall be final, conclusive and binding on each party and shall be deemed to be a final arbitration and non‑appealable award that is binding on each of the parties, and no party shall seek further recourse to courts or other tribunals with respect to any disputed item(s) submitted to the Selected Accountants, other than to enforce the Selected Accountants’ calculation and determination of such disputed item(s).  One‑half of the fees and expenses of the Selected Accountants shall be borne by the Indemnifying Sellers and one‑half shall be borne by Purchaser.

(e)           If the Purchase Price as finally determined (i) is less than the Estimated Purchase Price, the Indemnifying Sellers shall pay to Purchaser an amount equal to the shortfall, or (ii) is more than the Estimated Purchase Price, Purchaser shall pay to the Indemnifying Sellers an amount equal to the excess.  Any such payment pursuant to the immediately preceding sentence will be made by wire transfer of immediately available funds, to an account or accounts designated by Purchaser or the Indemnifying Sellers, as applicable, in writing to the other party on the later of (x) the fifth (5th) Business Day after acceptance by the Sellers’ Representative of the Final Closing Statement or (y) the fifth (5th) Business Day following resolution (as contemplated by paragraph (d) above) of any dispute concerning the Final Closing Statement; provided, however, that if the parties are disputing the final calculation of the Purchase Price, to the extent part of any payment that would be payable pursuant to this paragraph (e) is not in dispute, the payor shall pay the amount that is not in dispute on the date the payment would otherwise be due, as provided above, but for such dispute, by wire transfer of immediately available funds to an account or accounts designated by the recipient.  Up to One Million Dollars ($1,000,000) of any payments required to be made by the Indemnifying Sellers pursuant to this Section 1.3 shall be made from the Escrow Fund in accordance with Section 1.5 and the terms and conditions of the Escrow Agreement, and any amounts required to be paid by the Indemnifying Sellers pursuant to this Section 1.3 in excess of the lower of (A) One Million Dollars ($1,000,000) and (B) the remaining balance of the Escrow Fund shall be paid directly by the Indemnifying Sellers on a joint and several basis.  All payments made pursuant to this paragraph (e) shall be accompanied by interest calculated at the rate of three percent (3.0%) per annum on such payment from the Closing Date through (but excluding) the date such payment is made.

1.4            Withholding.  Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal or foreign Tax law.  Any amount so withheld shall be paid over to the appropriate Governmental Authority and treated for purposes of this Agreement as having been paid to the applicable Person in respect of whom such withholding was made.

1.5            Escrow Agreement.  At or prior to the Closing, Purchaser and the Sellers’ Representative will enter into the Escrow Agreement with the Escrow Agent.  At the Closing, Purchaser shall deliver to the Escrow Agent the Escrow Deposit as provided in Section 7.3.  Any amounts owed by Sellers to Purchaser or any of the other Purchaser Indemnified Parties from and after the Closing pursuant to this Agreement, including (w) any amounts owed to Purchaser pursuant to Section 1.3, but not to exceed One Million Dollars ($1,000,000), (x) subject to the limitations set forth in Article VIII, any amounts owed to any Purchaser Indemnified Party entitled to indemnification by the Indemnifying Sellers under and subject to Article VIII, (y) any amounts owed to Purchaser under and subject to Article IX, shall be made first from the Escrow Fund, and (z) any amounts owed to any Purchaser Indemnified Party under Section 10.13(e), shall be made first from the Escrow Fund, to the extent of the balance of the Escrow Fund, in accordance with the terms of the Escrow Agreement, and second, directly by the Indemnifying Sellers (jointly and severally).  On the date that is eighteen (18) months after the Closing Date, all amounts remaining in the Escrow Fund that are not subject to any outstanding claims by Purchaser or any Purchaser Indemnified Party, shall be released and paid to the Sellers’ Representative in accordance with the terms of the Escrow Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING
THE TRANSFERRED COMPANIES

Each of DeWayne, the Children’s Trust, the Descendants Trust and the Company (collectively, the “Article II Representing Parties”), jointly and severally, hereby represent and warrant to Purchaser as set forth below, with all such representations and warranties being deemed to be qualified for purposes of this Agreement by the Disclosure Letter, which Disclosure Letter is organized by Section, subsection and paragraph references that correspond to the same Sections, subsections and paragraphs of this Agreement.  Notwithstanding any other provision of this Agreement or the Disclosure Letter, each exception set forth in the Disclosure Letter will be deemed to qualify or relate to only each representation and warranty or covenant or other agreement set forth in this Agreement (i) that is specifically identified in the corresponding Section, subsection or paragraph of the Disclosure Letter (or by cross‑reference thereto) as being qualified by or relating to such matter or exception, or (ii) with respect to which the relevance of such matter or exception to such other representation or warranty or covenant or agreement is readily apparent on the face of the disclosure of such matter or exception set forth in the Disclosure Letter.  The Disclosure Letter will be delivered by Sellers to Purchaser contemporaneously with the execution and delivery of this Agreement.

2.1            Organization, Existence and Standing; Subsidiaries.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company is duly qualified to do business and is in good standing in all other jurisdictions where the nature of its business requires such qualification, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has full corporate power and authority to own or lease its Assets and to carry on its business as now being conducted.  The Article II Representing Parties have made available to Purchaser true, complete and correct copies of the Company’s Articles of Incorporation and the Company’s by-laws and all amendments thereto.

(b)          Schedule 2.1(b) of the Disclosure Letter lists each Subsidiary of the Company (such Subsidiaries, together with the Company, collectively, the “Transferred Companies”) and the business entity form and place of organization for each of the Transferred Companies.  Each Subsidiary of the Company is (x) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (y) qualified to do business and in good standing in all other jurisdictions where the nature of its business requires such qualification, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Subsidiary of the Company has the full corporate (or other equivalent) authority to own or lease the Assets owned or leased by it and to carry on its business as now being conducted.  Sellers have made available to Purchaser true, complete and correct copies of the articles of incorporation and by-laws (or other comparable governing documents or instruments) and all amendments thereto of each of the Company’s Subsidiaries.

(c)           Schedule 2.1(c) of the Disclosure Letter sets forth a list of the names of each director and officer of each Transferred Company, including, with respect to each officer, the office held.

2.2            Capacity to Sell; Authorization.

(a)           Each of the Transferred Companies has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Transferred Company is a party and to consummate the transactions contemplated hereby and thereby to be consummated by such Transferred Company.  The execution, delivery and performance by the Company of this Agreement and the execution, delivery and performance by each Transferred Company of the Ancillary Agreements to which such Transferred Company is a party, and the consummation of the transactions contemplated hereby and thereby to be consummated by the Company and each such other Transferred Company, have been duly authorized and approved by the board of directors (or comparable governing body) of the Company and of each such other Transferred Company (and the board of directors of the Company has consented to and approved the purchase and sale of the Shares pursuant to this Agreement in accordance with Article Nine of the Company’s Articles of Incorporation), and no other corporate (or other entity) proceedings on the part of the Transferred Companies or shareholders or other equity holders of any of the Transferred Companies are necessary to authorize and approve this Agreement or the Ancillary Agreements to which any of the

Transferred Companies is a party and the transactions contemplated hereby and thereby to be consummated by the Transferred Companies.  This Agreement and each Ancillary Agreement to which any Transferred Company is a party has been duly executed and delivered by each Transferred Company party thereto.  This Agreement and each Ancillary Agreement to which any Transferred Company is a party constitutes the legal, valid and binding obligation of each Transferred Company party thereto, enforceable against each such Transferred Company in accordance with their respective terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements to which any Seller or any of the Transferred Companies is a party, and the consummation of the transactions contemplated hereby and thereby to be consummated by Sellers and/or the Transferred Companies, do not and will not (i) contravene or violate the articles of incorporation or by-laws (or comparable governing instruments) of any of the Transferred Companies; (ii) except as set forth in Schedule 2.2(b) of the Disclosure Letter, conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or require the Consent of any Person under, any Contract, Lease, Permit, mortgage, Lien, order, arbitration award, judgment or decree or other commitment to which any of the Transferred Companies is a party or by which any of the Transferred Companies or any of their Assets is bound, or result in the acceleration of the due date of any Liability of any of the Transferred Companies; (iii) except as set forth in Schedule 2.2(b) of the Disclosure Letter, require any of the Transferred Companies to obtain, secure or make any Approval or Consent, as the case may be, except for such filings as may be required under the HSR Act; or (iv) conflict with, or result in a breach of, any Legal Requirement to which any of the Transferred Companies is subject.

2.3            Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 10,000 shares of common stock, no par value per share (“Common Stock”), of which 1,415 shares are issued and outstanding and none are held in treasury, (ii) 12,000 shares of preferred stock, $100 par value per share (“Preferred Stock”), none of which are issued and outstanding.  The Shares constitute all of the issued and outstanding shares of the Company’s capital stock, and each Seller owns the number of Shares set forth next to his or its name on Schedule 2.3(a) of the Disclosure Letter.  All of the Shares have been duly and validly authorized and issued, are fully‑paid and non‑assessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any federal or state securities law.  Other than this Agreement there is no security, option, warrant, right, call, subscription or Contract of any nature whatsoever that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.  The Company has not created any “phantom stock”, stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock of the Company.  The Company does not have outstanding debt or debt instruments providing for voting rights with respect to the Company to the holders thereof.  No stockholder of the Company or any other Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock of the Company.

(b)          On or about January 26, 2016, the Company fully redeemed all of its then‑issued and outstanding shares of Preferred Stock (the “Preferred Shares”) in accordance with the terms of the Company’s Articles of Incorporation, including the execution and delivery of all documents and instruments necessary to redeem all of the Preferred Shares to the Company, and the Company paid in full to all of the holders of the Preferred Shares (collectively, the “Preferred Stockholders”) all consideration payable by the Company to the Preferred Stockholders in connection with the redemption of the Preferred Shares and any other amounts owing by the Company to the Preferred Stockholders with respect to any of the Preferred Shares (the “Preferred Stock Redemption”).  Each of the Preferred Stockholders has ceased to be a stockholder of the Company and none of the Preferred Stockholders has any outstanding rights, powers, privileges and/or interests in the Preferred Shares or any other equity interests in the Company.  All fees and expenses incurred by the Transferred Companies in connection with the Preferred Stock Redemption have been paid in full by Sellers or the Company.  Sellers have delivered to Purchaser true, correct and complete copies of all documents and instruments related to the Preferred Stock Redemption.

(c)           Other than the Subsidiaries of the Company listed on Schedule 2.1(b) of the Disclosure Letter, neither the Company nor any of the other Transferred Companies have any Subsidiaries or investments in, or joint venture agreements with, any other Person.  Schedule 2.3(c) of the Disclosure Letter sets forth with respect to each Subsidiary of the Company the authorized capital stock or other equity interests of each such Subsidiary of the Company and the number of shares of capital stock or equity interests that are issued and outstanding for each such Subsidiary.  The ownership of all issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company is set forth on Schedule 2.3(c) of the Disclosure Letter and Sellers and the Transferred Companies (considered collectively) are the record and beneficial owners of all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of all Liens.  All of the issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly and validly authorized and issued, are fully‑paid and non‑assessable with no personal liability attaching to the ownership thereof and have not been issued in violation of any preemptive right or of any federal or state securities law.  There is no security, option, warrant, right, call, subscription or Contract of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, redemption, sale, pledge or other disposition of any shares of capital stock or other equity awards of any of the Company’s Subsidiaries or any securities convertible into, or other rights to acquire, any shares of capital stock or other equity awards of any of the Company’s Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights.  None of the Company’s Subsidiaries has created any “phantom stock”, stock appreciation rights or other similar rights, the value of which is related to or based upon the price or value of any class or series of capital stock or other equity awards of the Company’s Subsidiaries.  None of the Company’s Subsidiaries has outstanding debt or debt instruments providing for voting rights to the holders thereof with respect to the Company’s Subsidiaries.  No Person is entitled to any preemptive or similar rights to subscribe for shares of capital stock or other equity awards of the Company’s Subsidiaries.

(d)          The Company has caused each of the transactions described in Schedule 2.3(d) of the Disclosure Letter (the “Restructuring”) to be consummated on or prior to the Closing.  The Minority Shareholders have ceased to be shareholders of Albion Laboratories and have no outstanding rights, powers, privileges and/or interests in the shares of common stock or any other equity interests in Albion Laboratories.  No Action is pending, or, to Sellers’ Knowledge, threatened, with respect to the Restructuring and neither of the Minority Shareholders has exercised any of its dissenters’ rights under the Utah Revised Business Corporation Act, as amended (the “Utah Act”).  All fees and expenses incurred in connection with the Restructuring have been paid in full by Sellers or the Company.  Sellers have delivered to Purchaser true, correct and complete copies of all documents related to the Restructuring.

2.4            Undisclosed Liabilities; Debt.

(a)           Except for Liabilities (i) reflected or reserved against on the Balance Sheet, (ii) not unusual in nature or amount arising since the Balance Sheet Date in the Ordinary Course of Business or (iii) disclosed in Schedule 2.4(a) of the Disclosure Letter, none of the Transferred Companies has any Liabilities of a type that would be required to be reflected on a balance sheet of any of the Transferred Companies prepared in accordance with GAAP and that are material to the Transferred Companies taken as a whole.

(b)          Except as set forth on Schedule 2.4(b) of the Disclosure Letter, none of the Transferred Companies have any obligations for Debt.

2.5            Financial Statements.  Attached as Schedule 2.5 of the Disclosure Letter are true, correct and complete copies of (x) the balance sheet of the Company and its Subsidiaries as of December 31, 2015 (the “Balance Sheet”, and such date, the “Balance Sheet Date”) and the related statement of income for the twelve (12) month period then‑ended, and (y) the reviewed balance sheets of the Company and its Subsidiaries as of December 31, 2013 and December 31, 2014 and the related reviewed statements of income, comprehensive income, changes in stockholders’ equity and cash flow for the twelve (12) month periods then ended (all such financial statements, collectively, the “Financial Statements”).  The balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates indicated thereon, and the statements of income included in the Financial Statements fairly present, in all material respects, the results of operations of the Company and its Subsidiaries for the periods indicated thereon, in each case in accordance with GAAP applied on a consistent basis throughout the periods specified, except as expressly set forth therein.  The statements of income included in the Financial Statements do not contain or reflect any items of special, extraordinary or nonrecurring income or expense except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write‑up or revaluation increasing the book value of any Assets.  All fees, charges, costs and expenses associated with the ownership, leasing, operation, maintenance and management of the Transferred Companies have been fully and properly reflected and charged on the Financial Statements.  The statements of income included in the Financial Statements do not, because of the provision of services or the bearing of costs and expenses by any other Person or for any other reason, understate the true costs and expenses of conducting the business of the Transferred Companies.

2.6            Operation of the Transferred Companies Since the Balance Sheet Date.  Since the Balance Sheet Date:

(a)           the Transferred Companies have operated their respective businesses only in the Ordinary Course of Business;

(b)          no physical damage, destruction or loss, whether or not covered by insurance, in an amount exceeding Twenty-Five Thousand Dollars ($25,000) individually, or One Hundred Twenty-Five Thousand Dollars ($125,000) in the aggregate, affecting the Assets of the Transferred Companies has occurred,

(c)           there has not been any change, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(d)          except as set forth on Schedule 2.6(d) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has:

(i)             amended or otherwise changed its articles of incorporation or bylaws (or comparable organizational documents);

(ii)            (w) issued additional shares of its capital stock or other equity interests, (x) sold, subjected to any Lien or disposed of any of its shares of capital stock or other securities or other equity interests, or granted options, warrants, calls or other rights to purchase or otherwise acquire shares of its capital stock or other securities or other equity interests, (y) entered into any agreement, commitment or understanding calling for any transaction referred to in clause (w) or clause (x) of this paragraph (ii), or (z) made any other changes in its equity capital structure;

(iii)          sold, transferred, leased or otherwise disposed of any of its material Assets, except in the Ordinary Course of Business;

(iv)          engaged in bargaining with any labor union representing any employee of the Transferred Companies;

(v)            (i) approved or put into effect any increase in compensation for any employee of any Transferred Company, except for increases in base compensation in the Ordinary Course of Business and that in any event do not exceed four percent (4.0%) per annum per person; (ii) amended any Benefit Plan, except as required by the terms of such Benefit Plan or as required by applicable Legal Requirements; (iii) terminated (other than for cause), hired (other than as a replacement to fill an existing position) or transferred any employee of a Transferred Company; or (iv) established or adopted any new Benefit Plan or terminated any existing Benefit Plan, except as required by applicable Legal Requirements;

(vi)          made any material change in any accounting method or practice, except as required by GAAP;

(vii)        declared, set aside or paid any dividend or distribution in respect of any shares of its capital stock or other equity securities, or purchased, redeemed or acquired any shares of its capital stock or other equity securities (other than in connection with the Preferred Stock Redemption or the Restructuring);

(viii)       mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of the Assets of any of the Transferred Companies;

(ix)           created, incurred or assumed any Debt other than trade payables incurred in the Ordinary Course of Business;

(x)            made or entered into any Material Contract other than in the Ordinary Course of Business;

(xi)           terminated, restated or in any material respect, amended, supplemented or waived, any material rights under any Material Contract;

(xii)         changed or modified in any material respect any of the following:  (i) billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges; (ii) policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or (iii) payment policies, procedures and practices with respect to accounts payable;

(xiii)        entered into a transaction with an Insider or made any payment to, or received any payment from, an Insider (other than in the Ordinary Course of Business in connection with the Preferred Stock Redemption, the Restructuring, pursuant to any employment agreement, or pursuant to any other Contract with any employee that provides for the payment of any retention, stay bonus or change‑in‑control or similar payments);

(xiv)       settled or compromised any material Action;

(xv)         entered into or agreed to enter into any merger or consolidation with any entity (other than in connection with the Restructuring), engaged in any new material line of business, abandoned or discontinued any existing line of business, or invested in, made a capital contribution to, or otherwise acquired the securities, of any other entity;

(xvi)       adopted or made a change in its Tax accounting methods or Tax year, made, changed or rescinded any election in respect of Taxes, amended any Tax Return, settled or compromised any claim, assessment, notice or audit report in respect of

Taxes, entered into any closing agreement relating to any Tax, or surrendered any right to claim a material Tax refund of Taxes;

(xvii)      made any single capital expenditure in excess of $10,000, or any related series of capital expenditure in excess, in the aggregate, of $25,000; or

(xviii)    agreed, whether in writing or otherwise, to do any of the foregoing.

2.7            Property.

(a)           Schedule 2.7(a) of the Disclosure Letter sets forth a list of all real property owned by the Transferred Companies (the “Owned Real Property”).  The Transferred Companies have good and valid title to the Owned Real Property, free and clear of all Liens other than Permitted Liens.  No Transferred Company has leased or sublet, as a lessor, any of the Owned Real Property.  Other than the rights of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.

(b)          Schedule 2.7(b) of the Disclosure Letter contains a true, correct and complete list of all leases of real property to which the Company is a party, including any amendments, subleases, guaranties, assignments and subordination agreements and other related agreements (collectively, the “Leases”).  No Transferred Company has leased or sublet, as a lessor or sublessor, any of the Leased Real Property.

(c)           To Sellers’ Knowledge, no condemnation, eminent domain or expropriation proceeding against or affecting all or any portion of any of the Real Property is pending or threatened.

(d)           The Real Property, fixtures and improvements erected or located thereon and all other tangible Assets of the Transferred Companies, and the present use thereof by the Transferred Companies, conform in all material respects with all applicable Legal Requirements, and all necessary occupancy and other certificates and Permits for the occupancy and lawful use of the Real Property have been issued and are in full force and effect.  The Transferred Companies enjoy peaceful and undisturbed possession of all of the Real Property.  To Sellers’ Knowledge, the improvements erected or located on the Real Property and other tangible Assets of the Transferred Companies do not encroach in any material respect on any property of others and no improvements or other tangible Assets of any other Person encroaches in any material respect upon any of the Real Property.  To Sellers’ Knowledge, no use of any of the Real Property or other tangible Assets of the Transferred Companies is dependent upon the continuance of a nonconforming use, zoning variance or other Approval.  All of the Real Property has direct and unrestricted access over currently utilized facilities and land to such public roads, owned roads and driveways presently in use (which include at least one public road), and such utilities and other services as are necessary for the uses thereof and the conduct of the business of the Transferred Companies.  To Sellers’ Knowledge, the building systems and utilities, all sanitary and sewer, public water, gas, electrical and other utilities serving each parcel of the Real Property are sufficient to continue to be used and operated in all material respects in the manner currently being used and operated in the Ordinary Course of Business to permit the conduct of the business of the Transferred Companies as currently conducted and as proposed to be conducted by the Transferred Companies immediately after the Closing.

(e)          The fixtures and improvements erected or located on the Real Property and all tangible Assets of the Transferred Companies are in all material respects in good operating condition, ordinary wear and tear excepted.

(f)           Each of the Transferred Companies has good and valid title to all of its Assets, free and clear of all Liens other than Permitted Liens.  The Assets of the Transferred Companies constitute all Assets required for the conduct of the business of the Transferred Companies as currently conducted and as proposed to be conducted by the Transferred Companies immediately after the Closing.  None of the Assets of the Transferred Companies are owned, in whole or in part, by any Person other than the Transferred Companies.

2.8            Accounts Receivable.  All of the accounts receivable of the Transferred Companies have arisen from bona fide transactions in the Ordinary Course of Business, are not, to Sellers’ Knowledge, subject to any defenses, counterclaims or setoffs and have been billed.  None of such accounts receivable arose from a transaction with or is owed to any Seller or any Affiliate of any Seller (other than the Transferred Companies).

2.9            Material Contracts.

(a)           Schedule 2.9(a) of the Disclosure Letter sets forth a true, correct and complete list of each of the following Contracts to which any Transferred Company is a party or by which any Transferred Company or any of its Assets may be bound or affected (all such Contracts, together with all of the Leases listed in Schedule 2.7(b) of the Disclosure Letter, all of the licenses and other agreements listed in Schedule 2.11(b) of the Disclosure Letter and all of the Contracts listed in Schedule 2.17 of the Disclosure Letter, collectively, the “Material Contracts”):

(i)              any Contract providing for aggregate payments to or by any of the Transferred Companies in excess of One Hundred Thousand Dollars ($100,000) during the remainder of the term of such Contract;

(ii)            any Contract that is a partnership, joint venture or similar agreement;

(iii)           any Contract containing non‑competition, non‑solicitation or other limitations restricting the conduct of the business of any of the Transferred Companies, or any of the Transferred Company’s ability to compete with any Person or to solicit the employees or customers of any Person;

(iv)          any Contract requiring any Transferred Company to pay for products or services, regardless of whether such products or services are received, or to purchase all (or any substantial portion) of its requirements for a particular product or service from a particular Person, or requiring any Transferred Company to conduct business on an exclusive basis with any Person or that contains a “most favored nation” provision or similar price protection clause;

(v)           any sales agency, sales representative, distributorship or similar Contract;

(vi)          any lease or similar arrangement for the use by any Transferred Company of personal property involving payments of in excess of Fifty Thousand Dollars ($50,000) per annum;

(vii)        any Contract constituting, evidencing or providing for or relating to any Debt, including any guarantee by any Transferred Company of any Debt of any other Person;

(viii)       any Contract granting any Lien with respect to any Asset of any Transferred Company;

(ix)           any Contract between a Transferred Company, on the one hand, and one or more of the Sellers or their respective Affiliates (other than the Transferred Companies), on the other hand;

(x)            any Contract between a Transferred Company and any Governmental Authority;

(xi)           any Contract that provides for indemnification by any Transferred Company of any Person (other than Contracts for sales of goods and services) or the assumption by any Transferred Company of any Tax, environmental or other Liability of any other Person;

(xii)         any Contract relating to the acquisition or disposition of any Assets or business other than in the Ordinary Course of Business; and

(xiii)        any other Contract currently in effect that is otherwise material to the Transferred Companies or the Assets of the Transferred Companies.

(b)          Each Material Contract is in full force and effect and constitutes a valid and legally binding obligation of the applicable Transferred Company and, to Sellers’ Knowledge, of each other party thereto, enforceable against such Transferred Company and, to Sellers’ Knowledge, each other party thereto, in accordance with its terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).  None of the Transferred Companies nor, to Sellers’ Knowledge, any other party to any Material Contract is in material breach of or default under any Material Contract, and the execution, delivery and performance by Sellers and the Transferred Companies of this Agreement and the Ancillary Agreements to which Sellers or any of the Transferred Companies is a party, and the consummation of the transactions contemplated hereby and thereby by Sellers and the Transferred Companies, do not and will not, in any material respect, conflict with, result in the modification or cancellation of, or give rise to any right of termination in respect of (with due notice or lapse of time or both) any Material Contract.  Sellers have delivered to Purchaser true, correct and complete copies of all Material Contracts.

(c)           Sellers have delivered to Purchaser true, correct and complete copies of the Release Agreement, effective as of December 23, 2015 (the “Novus Release Agreement”), by and between Novus International, Inc., a Delaware corporation (“Novus”), on the one hand, and the Company, Albion Laboratories and Albion Ingredient Processors, on the other hand.  At the Closing, Purchaser will, at the direction of Sellers and the Company, pay to Novus the amount of $1,524,000 in immediately available funds (the “Novus Cash Payment”) pursuant to Section 2(b) of the Novus Release Agreement.  The Novus Release Agreement is in full force and effect and to Sellers’ Knowledge, constitutes a valid and legally binding obligation of Novus, enforceable against Novus, in accordance with its terms.  No Action is pending or threatened that contests, opposes or otherwise challenges the validity or enforceability of the Novus Release Agreement.

2.10         Taxes.

(a)           The Transferred Companies have timely filed all Tax Returns required to be filed by them and all such Tax Returns are true, correct and complete in all material respects.  All Taxes required to be paid by the Transferred Companies have been timely paid.  Since the Balance Sheet Date, no Transferred Company has incurred any Liability for Taxes other than Taxes incurred in the Ordinary Course of Business consistent in type and amount (relative to the results of operations of such Transferred Company and taking into account changes in Tax rates and other changes in applicable Tax law) with past practice.

(b)          None of the Transferred Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock to which Section 355 of the Code was intended by the Transferred Companies to apply and that occurred within two (2) years prior to the Closing Date.

(c)           The Transferred Companies have complied in all material respects with all applicable Legal Requirements with respect to the reporting of payments made to employees and other third parties and the withholding and payment of Taxes in respect of the operation of the Transferred Companies and have timely withheld from employee wages and other payments and paid over to the proper taxing Governmental Authorities all material amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements.

(d)          Except as set forth on Schedule 2.10(d) of the Disclosure Letter, there are no Actions, audits or claims now pending and served or threatened in writing with respect to any Taxes or Tax Returns of the Transferred Companies; and no deficiencies have been asserted against the Transferred Companies that have not been resolved and paid in full.  There is no power of attorney given by or binding upon any of the Transferred Companies with respect to Taxes that would permit any Person to bind any of the Transferred Companies following the Closing.  None of the Transferred Companies (nor any Person authorized to act on behalf of any of them or any consolidated, combined or unitary group in which any of them is included) has requested or received a ruling from any Tax authority or signed a closing or other agreement with a Tax authority that could reasonably be expected to affect the Tax liability of Purchaser or its Affiliates (including the Transferred Companies) for any period (or portion thereof) after the Closing.

(e)              The Transferred Companies have not been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011‑4.

(f)            The Transferred Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made to any Tax authority in writing for any such extension or waiver.

(g)          There are no Liens for Taxes upon any Assets of the Transferred Companies other than Permitted Liens.

(h)          None of the Transferred Companies has any liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i)            None of the Transferred Companies is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement that will remain in effect after the Closing.

(j)            None of the Transferred Companies will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a taxable period (or portion thereof) ending on or prior to the Closing Date, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long‑term contract method of accounting, the cash method of accounting or any comparable provision of state, local or foreign Tax Legal Requirements.

(k)           Sellers are not foreign persons subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(l)            The federal income Tax classification of each of the Transferred Companies for U.S. federal income Tax purposes (i.e., as a corporation, partnership or disregarded entity) is, and at all times has been, as set forth in Schedule 2.10(l) of the Disclosure Letter.

(m)         None of the foreign Transferred Companies has any investment in United States property within the meaning of Section 956 of the Code.

(n)          Since December 31, 2010, no written claim has been made by a Tax authority in a jurisdiction where a Transferred Company does not file a Tax Return claiming that such Transferred Company is or may be subject to taxation by that jurisdiction.

(o)          Sellers have delivered or made available to Purchaser true, correct and complete copies of all Tax Returns (for income Taxes and all material Tax Returns of the Transferred Companies) for all taxable years since December 31, 2010, and true, correct and complete copies of all examination reports and statements of deficiencies assessed against any of the Transferred Companies since December 31, 2010.

2.11         Intellectual Property.

(a)          Schedule 2.11(a) of the Disclosure Letter sets forth a true, correct and complete list of all Intellectual Property for which registration has been issued by, or has been applied for or is pending with, the United States Patent and Trademark Office (the “USPTO”) or comparable offices in foreign jurisdictions, specifying as to each, as applicable, the jurisdictions in which such Intellectual Property has been registered, or in which an application for registration has been filed, and the registration or application numbers, as applicable.  Schedule 2.11(a) of the Disclosure Letter further sets forth a true, correct and complete list of all Internet domain name registrations that are included in the Intellectual Property.  All material registration, maintenance, renewal fees, annuity fees and taxes in connection with such Intellectual Property have been duly paid (and no such payment is overdue or requires a paid extension of time), and all material documents, instruments and certificates in connection with such Intellectual Property have been filed with the USPTO or other relevant trademark, patent, copyright or other authorities in the United States or any foreign jurisdictions, as applicable, for the purposes of maintaining such Intellectual Property.

(b)          Except as set forth on Schedule 2.11(b) of the Disclosure Letter, there are no material licenses or other material agreements from or with third‑parties under which any Transferred Company uses or exercises any rights with respect to any of the Intellectual Property (other than standard, commercially available, “off‑the‑shelf” software licenses and shrink wrap, Web wrap, click wrap, browse wrap or end user licenses).  Except as set forth on Schedule 2.11(b) of the Disclosure Letter, no licenses have been granted and none of the Transferred Companies has any obligation to grant licenses with respect to any of its Intellectual Property.

(c)           The use by the Transferred Companies of the Intellectual Property has not in any material respect violated or infringed any rights of other Persons, or constituted a material breach of any agreement or commitment to which any Transferred Company is a party or otherwise bound.  None of the Transferred Companies has received any written notice from any other Person alleging that any Transferred Company has infringed any intellectual property rights of any other Person or pertaining to or challenging the right of any Transferred Company (or any other Person) to use any of the Intellectual Property currently being used by the Transferred Companies, which claim is pending and unresolved, and, to Sellers’ Knowledge, there is no interference, opposition, cancellation, reexamination or other contest or proceeding (administrative or judicial) pending, or to Sellers’ Knowledge, threatened with respect to any Intellectual Property.  No claim has been made by any Transferred Company of any violation or infringement by others of rights with respect to any of the Intellectual Property, and to Sellers’ Knowledge there is no basis for the making of any such claim.

(d)           The Transferred Companies have taken reasonable steps customary in its industry to protect the proprietary nature of its material Intellectual Property and to maintain in confidence all of its material trade secrets and other material confidential Intellectual Property and information owned or used by the Transferred Companies, including by requiring that (x)(i) all former employees who were employed by any of the Transferred Companies within the three (3) year period immediately prior to the Closing Date, and (ii) all current employees of the Transferred Companies, in each case, who provided or who currently provide, as the case may be, services to the Transferred Companies and who could reasonably be expected to develop or create material Intellectual Property in connection with their employment, enter into written Contracts with a Transferred Company that assign to a Transferred Company all rights to any material Intellectual Property developed or created by such individuals while employed by a Transferred Company, and (y)(i) all former employees who were employed by any of the Transferred Companies within the three (3) year period immediately prior to the Closing Date, and (ii) all current employees of the Transferred Companies, in each case, who routinely had or have access to trade secrets or other confidential Intellectual Property or information of the Transferred Companies in connection with their employment, enter into written Contracts with a Transferred Company that proscribe any disclosure or use of such trade secrets or other confidential Intellectual Property or information by such individuals.

(e)           The Intellectual Property includes all material rights required for the conduct of the business of the Transferred Companies as currently conducted and as proposed to be conducted by the Transferred Companies immediately after the Closing, and, to Sellers’ Knowledge, such rights will not be adversely affected by the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

2.12         Pending or Threatened Litigation and Claims.  Except as set forth in Schedule 2.12 of the Disclosure Letter, there is no material Action pending and served or, to Sellers’ Knowledge, threatened against any Transferred Company, Sellers (in their capacities as stockholders of the Company) or any of the directors, officers or employees (in their capacities as such) of the Transferred Companies, at law or in equity, before or by any court, arbitrator or other Governmental Authority.  Except as set forth in Schedule 2.12 of the Disclosure Letter, none of the Transferred Companies, Sellers (in their capacities as stockholders of the Company) nor any of the directors, officers or employees (in their capacities as such) of any of the Transferred Companies is subject to any material judgment, decree, writ, injunction or order of any court, arbitrator or any other Governmental Authority.

2.13         Permits.  To the Sellers’ Knowledge, the Transferred Companies hold, and are in all material respects in compliance with, all material Permits (other than Environmental Permits, which are addressed in Section 2.16) required to conduct the business of the Transferred Companies as currently conducted or proposed to be conducted immediately after the Closing.  To the Sellers’ Knowledge, all such Permits are in all material respects in full force and effect, and no event, default or violation has occurred and is continuing that permits, or, after notice or lapse of time, or both, would permit, any modification, revocation, non‑renewal or termination of any such Permit.  No material Action is pending or, to Sellers’ Knowledge, threatened to revoke, withdraw, suspend, cancel, terminate or materially modify or limit any such Permit.

2.14         Compliance with Legal Requirements.  Each of the Transferred Companies is, and during the three (3) year period immediately prior to the Closing Date has been, in compliance in all material respects with all applicable Legal Requirements.  No written notice of non‑compliance by any Transferred Company with any applicable Legal Requirement has been received by any of the Transferred Companies (or to Sellers’ Knowledge, by any other Person), except in respect of instances of non‑compliance that are not material (individually and in the aggregate) and have been discharged without Liability to, or that will not be materially adverse to, the Transferred Companies following the Closing.

2.15         Food Safety.  Except as set forth on Schedule 2.15 of the Disclosure Letter, each of the Transferred Companies is, and since January 1, 2013, has been, in compliance in all material respects with the Food, Drug, and Cosmetic Act, as amended, all applicable U.S. Food and Drug Administration (“FDA”) regulations, and any other federal, state, county or other local Legal Requirements relating to the use, manufacture, packaging, licensing, labeling, distribution, testing, storage or sale (collectively, “manufacture,” “manufacturing” or “manufactured” as applicable by context) of any food ingredients (collectively, “Applicable Food Legal Requirements”).  Except as set forth on Schedule 2.15 of the Disclosure Letter, to Sellers’ Knowledge, since January 1, 2013, all products manufactured by the Transferred Companies are and were, at the time of manufacture and at the time of shipment by the Transferred Companies, (i) manufactured in all material respects in accordance with good manufacturing practices and sanitation requirements, (ii) if required, manufactured in facilities registered with the FDA or any other applicable Governmental Authority, (iii) if a food additive, either Generally Recognized As Safe (GRAS) or subject to a valid and approved food additive petition filed with the FDA, and (iv) not adulterated or misbranded within the meaning of the Applicable Food Legal Requirements.  Since January 1, 2013, there have been no recalls or withdrawals of any products manufactured by the Transferred Companies, and to Sellers’ Knowledge, there are no facts that are reasonably likely to cause a recall or withdrawal of any such products.  No Transferred Company is now subject (and since January 1, 2013 has not been subject) to any warning letter or other written adverse inspection finding, citation or notice of inspectional observation (FDA Form 483), investigation, penalty, assessment (including civil monetary penalties), audit, or other compliance or enforcement action by any Governmental Authority having responsibility for the regulation of the products manufactured by the Transferred Companies.  The Transferred Companies are not subject to any obligation or requirement arising under any injunction, consent decree, consent agreement, inspection report, plea agreement, or warning letter issued by or entered into with any United States or foreign Governmental Authorities or other order from, or agreement with, any other Governmental Authority with regard to the development, manufacture, registration, approval, marketing, promotion, advertising, storage or transportation of any of the products manufactured by the Transferred Companies.  No Transferred Company has received any written notice or written report from the FDA or other Governmental Authorities and having responsibility for the regulation of or jurisdiction over the products manufactured by the Transferred Companies alleging a violation of or Liability under Applicable Food Legal Requirements that is pending or remains unresolved.

2.16         Environmental Matters.

(a)           Except as set forth on Schedule 2.16(a) of the Disclosure Letter, to the Sellers’ Knowledge (a) there are no material Environmental Liabilities and (b) the Transferred Companies are in compliance in all material respects with all applicable Environmental Legal Requirements.  Except as set forth on Schedule 2.16(a) of the Disclosure Letter, none of the Transferred Companies has received  any (i) written notice or a request for information from any Governmental Authority with respect to any discharge or removal of any Hazardous Substance or (ii) written notice that any of the Transferred Companies (or any of its predecessors) has been or may be identified in any Action as a responsible party or a potentially responsible party with respect to the generation, use, handling, storage, transportation, treatment or Release of any Hazardous Substance that remains outstanding and unresolved.  None of the Transferred Companies has filed any notice under any Environmental Legal Requirement reporting a Release or threatened Release of a Hazardous Substance.

(b)           The Transferred Companies hold, and are in all material respects in compliance with, all material Permits required under Environmental Legal Requirements (“Environmental Permits”) for the operation and conduct of the business of the Transferred Companies as currently conducted and proposed to be conducted immediately after the Closing.  Schedule 2.16(b) of the Disclosure Letter sets forth a true, correct and complete list of all material Environmental Permits owned or held by the Transferred Companies.  All such Environmental Permits are in all material respects in full force and effect, and, to Sellers’ Knowledge, no event has occurred and is continuing that requires, or after notice or lapse of time or both would require, any modification, revocation, non‑renewal or termination of any such Environmental Permit.  No material Action is pending or, to Sellers’ Knowledge, threatened to revoke, withdraw, suspend, cancel, terminate or materially modify or limit any such Environmental Permit.

(c)           None of the Transferred Companies has (nor has any of their respective predecessors) entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action in respect of any of the Real Property.  There are no underground storage tanks located on any of the Real Property, and, except as set forth on Schedule 2.16(c) of the Disclosure Letter, no asbestos, asbestos‑containing materials, polychlorinated biphenyls (PCBs) or PCB wastes are now located, contained, used or stored in or at any of the Real Property (including the buildings, structures and all improvements and machinery and equipment thereon or thereat).

(d)          Sellers have made available to Purchaser copies of all environmental reports, studies, audits, sampling data, site assessments, environmental risk assessments and other similar documents with respect to any Real Property that currently are or have been in the possession or control of any Seller or any of the Transferred Companies within the past five (5) years related to compliance with Environmental Legal Requirements, any Environmental Liabilities or the Release of Hazardous Substances.

2.17         Transactions with Insiders.  Set forth in Schedule 2.17 of the Disclosure Letter is a true, correct and complete list and description of (i) each Contract between one or more of the Transferred Companies, on the one hand, and one or more Insiders, on the other hand, (ii) all intercompany transactions between one or more of the Transferred Companies, on the one hand, and one or more Insiders, on the other hand, that have occurred since January 1, 2012 (other than compensation and benefits described on Schedule 2.17 of the Disclosure Letter), and (iii) all goods and services provided to the Transferred Companies by one or more Insiders (except as rendered as part of such Insider’s employment or position as a director or officer of any of the Transferred Companies) since January 1, 2012.

2.18   Employees; Labor Relations.

(a)           Set forth on Schedule 2.18(a) of the Disclosure Letter is a true, correct and complete list of all employees of the Transferred Companies including, for each such employee his or her:  (i) job title; (ii) status as a full‑time or part‑time employee; (iii) base salary or wage rate; (iv) 2015 bonus opportunity (or actual 2015 bonus, if known); and (v) actual 2014 bonus.  Schedule 2.18(a) of the Disclosure Letter also lists each employee of any of the Transferred Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

(b)          Set forth on Schedule 2.18(b) of the Disclosure Letter is a true, correct and complete list of all individuals who perform services for any of the Transferred Companies as a leased employee or independent contractor, the services they perform, and their rate of compensation.

(c)           Except as set forth on Schedule 2.18(c) of the Disclosure Letter, no employee of a Transferred Company or individual who performs services for a Transferred Company as a leased employee or independent contractor works outside of the United States.  No employee of a Transferred Company is, or within the last three (3) years has been, covered by a collective bargaining agreement or represented by a labor union or other bargaining agent, and, to Sellers’ Knowledge, no employee organizing efforts are being, or within the last three (3) years have been, conducted with respect to employees of a Transferred Company.  There is not currently, and within the last three (3) years there has not been, any strike, work slowdown or other material labor dispute with respect to employees of a Transferred Company, nor to Sellers’ Knowledge is any such strike, work slowdown or other material labor dispute threatened.

(d)          Each Transferred Company has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all Persons who have performed services for or on behalf of such Transferred Company and has properly withheld and paid all applicable Taxes and made all required filings with all Governmental Authorities in connection with the services provided by such Persons to such Transferred Company.

(e)           Except as set forth on Schedule 2.18(e) of the Disclosure Letter, each Transferred Company is, and during the three (3) year period immediately prior to the Closing Date has been, in all material respects, in compliance with all applicable Legal Requirements relating to employment, including those relating to wages, hours, immigration, discrimination, the payment and withholding of Taxes and other sums, the maintenance and handling of personnel records, and occupational health and safety with respect to all Persons who have performed services for or on behalf of such Transferred Company.  None of the Transferred Companies is involved in, nor, to Sellers’ Knowledge, threatened with, any Action involving one or more employees of the Transferred Companies.

2.19         Employee Benefits.

(a)           Set forth on Schedule 2.19(a) of the Disclosure Letter is a true, correct and complete list of (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any other employee benefit plan, arrangement or policy, including any stock or stock‑based, pension, retirement, savings, profit sharing, deferred compensation, incentive, bonus, retention, change‑in‑control, medical, dental, vision, prescription drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers’ compensation, unemployment, severance, employee loan, or educational assistance plan, arrangement or policy, and (iii) any employment, indemnification, consulting, severance, retention or change‑in‑control agreement, in each case, that is sponsored or maintained by any Transferred Company or any of its Affiliates, or to which any Transferred Company or any of its Affiliates contributes or is required to contribute, for or on behalf of current or former employees, independent contractors or directors of a Transferred Company, or their beneficiaries or dependents, whether or not written (collectively, “Benefit Plans” and each, individually, a “Benefit Plan”).  None of the Transferred Companies, nor to Sellers’ Knowledge, any of their Affiliates, has communicated to present or former employees of the Transferred Companies or formally adopted or authorized any additional Benefit Plan or any change in or termination of any existing Benefit Plan.  No Benefit Plan covers any individual who is not an employee of any of the Transferred Companies.

(b)          Sellers have delivered to Purchaser true, correct and complete copies of each Benefit Plan (or a written summary of any unwritten Benefit Plan), any employee handbook applicable to employees of the Transferred Companies, and, with respect to each Benefit Plan (as applicable), the current summary plan description, related trust agreements or insurance contracts, related service agreements, the latest IRS determination letter, the last three (3) annual financial statements, and the last three (3) Annual Reports on IRS Form 5500 (including all required schedules and accountant’s opinions).

(c)           Each Benefit Plan is and has been operated and administered, in all material respects, in accordance with its terms, the terms of any applicable collective bargaining agreement (if any), and all applicable Legal Requirements.  Each Benefit Plan intended to be tax‑qualified under Section 401(a) of the Code has a current favorable determination letter from the IRS as to its tax‑qualified status under the Code and nothing has occurred since the date of such determination letter that would adversely affect the qualified status of such Benefit Plan.

(d)           All contributions and premium payments required to have been paid under or with respect to any Benefit Plan have been timely paid.

(e)           Except as set forth on Schedule 2.19(e) of the Disclosure Letter, no Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of a Transferred Company, other than continuation coverage required by Section 4980B of the Code or Sections 601‑608 of ERISA (“COBRA”).  Schedule 2.19(e) of the Disclosure Letter lists all retirees or other terminated employees of any of the Transferred Companies currently receiving any such health, life insurance or other welfare benefits and any current employees of any of the Transferred Companies who have met the service requirements for any such benefits.

(f)            None of the Transferred Companies has any Liability, contingent or otherwise, with respect to any “defined benefit plan” within the meaning of Section 3(35) of ERISA or any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

(g)          Except as set forth on Schedule 2.19(g) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (either alone or in combination with another event) (a) increase the amount of benefits otherwise payable under any Benefit Plan, (b) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (c) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, independent contractor or director of a Transferred Company.

(h)          No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by any of the Transferred Companies, directly or indirectly, to any employee or independent contractor in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(i)            No Actions or claims (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Benefit Plan that could give rise to a material Liability are pending, or to Sellers’ Knowledge, threatened, and to Sellers’ Knowledge no facts exist that could give rise to any such Actions or claims (other than routine claims for benefits in the Ordinary Course of Business).  Neither Sellers nor the Transferred Companies have received any written (or, to Sellers’ Knowledge, verbal) notice or communication that any Benefit Plan is currently under investigation or audit by any Governmental Authority, and, to Sellers’ Knowledge, no such investigation or audit is contemplated or under consideration.

(j)             To Sellers’ Knowledge, no event has occurred and no condition exists with respect to any employee benefit plan, arrangement or policy currently or previously maintained or contributed to by any Person treated as a single employer with any of the Transferred Companies under Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA (other than a Transferred Company) that could subject a Transferred Company, Purchaser or any of Purchaser’s Affiliates, or any of their respective employees, agents or directors, directly or indirectly (through an indemnification agreement or otherwise), to Liability, including Liability under Sections 412, 4971 or 4980B of the Code or Title IV of ERISA or that could result in the imposition of a Lien on the Assets of a Transferred Company.

(k)          No event has occurred and no condition exists with respect to any Benefit Plan or any other employee benefit plan, arrangement or policy previously maintained or contributed to by a Transferred Company or any of its Affiliates that could subject any Benefit Plan, a Transferred Company, Purchaser or any of Purchaser’s Affiliates, or any of their respective employees, agents or directors, directly or indirectly (through an indemnification agreement or otherwise), to a material Liability for a breach of fiduciary duty, a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, or any Tax, penalty or fine under ERISA or the Code, or that could result in the imposition of a Lien on the assets of a Transferred Company.

(l)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated in compliance with such Section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings and final regulations).

(m)         Neither any of the Transferred Companies nor any of their respective Affiliates has any obligation to gross up, indemnify or reimburse any Person for excise Taxes, interest or penalties incurred pursuant to Section 4999 of the Code or Section 409A of the Code.

2.20         Insurance.  Schedule 2.20 of the Disclosure Letter sets forth a true, complete and correct list of all material insurance policies owned or held by the Transferred Companies.  All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due, and no written notice of cancellation, termination or non‑renewal has been received with respect to any such policy.

2.21         Suppliers and Customers.  Schedule 2.21 of the Disclosure Letter lists the top 20 suppliers (by volume of purchases from such suppliers) and the top 20 customers (by volume of purchases by such customers) of the Transferred Companies for the fiscal years ended December 31, 2014 and December 31, 2015.  The Transferred Companies have not received any written notice from any of the suppliers or customers listed on Schedule 2.21 of the Disclosure Letter to the effect that any event, occurrence or fact has occurred that would reasonably lead Sellers or the Transferred Companies to believe that, any such supplier or customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying or purchasing materials, products or services to or from the Transferred Companies, as the case may be, and to Sellers’ Knowledge, no such event, occurrence or fact has occurred.  Further, Sellers and the Transferred Companies do not believe the consummation of the transactions contemplated hereby will result in any such supplier or customer stopping or materially decreasing the rate of, or materially changing the terms (whether related to payment, price or otherwise) with respect to, supplying or purchasing materials, products or services to or from the Transferred Companies, as the case may be.

2.22         Bank Accounts.  Schedule 2.22 of the Disclosure Letter sets forth a true, correct and complete list of the name of each bank in which any Transferred Company has an account (the “Bank Accounts”), the identifying numbers or symbols thereof and the names of all authorized signatories of each such Transferred Company for each such Bank Account.

2.23         Illegal Payments; Foreign Corrupt Practices Act.  No Transferred Company or, to Sellers’ Knowledge, any director, manager, officer, agent, employee or other Person acting for or on behalf of such Transferred Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic official or employee of a Governmental Authority, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti‑bribery Legal Requirements, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.24         Trade Controls Compliance.

(a)           Except as set forth on Schedule 2.24(a) of the Disclosure Letter, no Transferred Company or, to Sellers’ Knowledge, any director, manager, officer, agent, employee or other Person acting for or on behalf of such Transferred Company, in the course of their actions for, or on behalf of, any Transferred Company, since December 31, 2010 has engaged directly or indirectly in transactions:  (i) connected with any of North Korea, Cuba, Iran, Syria or Sudan; (ii) connected with any government, country or other Person that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or any other international sanctions regime to which any of the Transferred Companies is subject, including with specially designated nationals or blocked persons designated by OFAC; or (iii) that are prohibited by any Legal Requirement administered by OFAC, or by any other economic or trade sanctions Legal Requirement of the U.S. to which any of the Transferred Companies is subject.

(b)          No Transferred Company has exported or re‑exported (including deemed exportation or re‑exportation) any merchandise, software or technology in violation of the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, or any other export control Legal Requirement of the U.S. to which any of the Transferred Companies is subject, except as would not reasonably be expected to result in material Liability to the Transferred Companies or otherwise materially interfere with the conduct of the business of the Transferred Companies.

(c)           The Transferred Companies have not taken any actions, refused to take any actions, or furnished any information in violation of the U.S. Legal Requirements restricting participation in international boycotts.

2.25         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise, made by or on behalf of any of the Transferred Companies or any of their Affiliates, except for D.A. Davidson & Co., whose fees will be deemed to be Transaction Costs and will be paid in full by Sellers or the Company on or prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller, severally, hereby represents and warrants to Purchaser as to himself or itself and his or its Shares, as follows, with all such representations and warranties being deemed to be qualified for purposes of this Agreement by the Disclosure Letter, which Disclosure Letter is organized by Section, subsection and paragraph references that correspond to the same Sections, subsections and paragraphs of this Agreement:

3.1            Capacity to Sell; Authorization.

(a)           In the case of DeWayne, such Seller is a natural person and has the legal capacity to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which he is a party and to consummate the transactions contemplated hereby and thereby to be consummated by him.

(b)          In the case of the Children’s Trust, (i) such Seller is a trust, validly existing under the laws of the State of Utah and has full power and authority to carry on and conduct its business as it is now being operated and conducted; (ii) the trustee of the Children’s Trust named on the signature page to this Agreement is the only trustee of the Children’s Trust and such trustee has the legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Children’s Trust is a party, for and on behalf of the Children’s Trust, and to cause the Children’s Trust to consummate the transactions contemplated hereby and thereby to be consummated by the Children’s Trust; and (iii) no Consent or other action by the trustee or beneficiaries of the Children’s Trust is required in connection with the execution, delivery and performance by or on behalf of the Children’s Trust of this Agreement and the Ancillary Agreements to which the Children’s Trust is a party that has not heretofore been irrevocably obtained.  The Children’s Trust is the holder of record of a total of 405 shares of the Company’s Common Stock.  The beneficiaries of the Children’s Trust have the collective vested right to withdraw 365 of such shares of Common Stock.  Upon the Closing, the Children’s Trust will no longer hold any shares of Common Stock, and the beneficiaries of the Children’s Trust will have no further right with respect to the shares of Common Stock that are sold to Purchaser.

(c)           In the case of the Descendants Trust, (i) such Seller is a trust, validly existing under the laws of the State of Utah and has full power and authority to carry on and conduct its business as it is now being operated and conducted; (ii) the trustee of the Descendants Trust named on the signature page to this Agreement is the only trustee of the Descendants Trust and such trustee has the legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Descendants Trust is a party, for and on behalf of the Descendants Trust, and to cause the Descendants Trust to consummate the transactions contemplated hereby and thereby to be consummated by the Descendants Trust; and (iii) no Consent or other action by the trustee or beneficiaries of the Descendants Trust is required in connection with the execution, delivery and performance by or on behalf of the Descendants Trust of this Agreement and the Ancillary Agreements to which the Descendants Trust is a party that has not heretofore been irrevocably obtained.

(d)          In the case of Fidelity Charitable, (i) such Seller is a trust, validly existing under the laws of the State of Massachusetts and has full power and authority to carry on and conduct its business as it is now being operated and conducted; (ii) the authorized individual of Fidelity Charitable named on the signature page to this Agreement is authorized and has the legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which Fidelity Charitable is a party, for and on behalf of Fidelity Charitable, and to cause Fidelity Charitable to consummate the transactions contemplated hereby and thereby to be consummated by Fidelity Charitable; and (iii) no Consent or other action by the trustee or beneficiaries of Fidelity Charitable is required in connection with the execution, delivery and performance by or on behalf of Fidelity Charitable of this Agreement and the Ancillary Agreements to which Fidelity Charitable is a that has not heretofore been irrevocably obtained.

(e)           This Agreement and each Ancillary Agreement to which such Seller and/or the Sellers’ Representative is a party has been duly executed and delivered by such Seller and/or the Sellers’ Representative, as applicable.  This Agreement and each Ancillary Agreement to which such Seller and/or the Sellers’ Representative is a party, as applicable, constitutes the legal, valid and binding obligation of such Seller and/or the Sellers’ Representative, as applicable, enforceable against such Seller and/or the Sellers’ Representative, as applicable, in accordance with their respective terms, except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(f)            The execution, delivery and performance by such Seller and the Sellers’ Representative of this Agreement and the Ancillary Agreements to which such Seller and/or the Sellers’ Representative is a party, as applicable, and the consummation by such Seller and the Sellers’ Representative, as applicable, of the transactions contemplated hereby and thereby (including the sale and transfer to Purchaser of the Shares owned by such Seller), do not and will not:  (i) in the case of the Children’s Trust, the Descendants Trust and Fidelity Charitable, contravene or violate the trust agreement of such Seller; (ii) except as set forth on Schedule 3.1 of the Disclosure Letter, conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or require the Consent of any Person under, any Contract, Lease, Permit, mortgage, Lien, order, arbitration award, judgment or decree or other commitment to which such Seller is a party or by which such Seller or any of its Assets is bound, or result in the acceleration of the due date of any Liability of such Seller; (iii) except as set forth on Schedule 3.1 of the Disclosure Letter, require such Seller to obtain, secure or make any Approval or Consent, as the case may be, except for such filings as may be required under the HSR Act; or (iv) conflict with, or result in a breach of, any Legal Requirement to which such Seller is subject.

(g)          No Person other than such Seller is or will be entitled to receive any payment from Purchaser or any of its Affiliates with respect to the sale and transfer of the Shares held by such Seller to Purchaser or any of the other transactions contemplated hereby.

In the case of the Children’s Trust, the Descendants Trust and Fidelity Charitable, such Seller has made available to Purchaser true and correct redacted copies of the trust agreement of each such Seller and redacted copies of all amendments thereto.

3.2            Ownership of Shares.  Such Seller is the record and beneficial owner of such number of Shares as is set forth on Schedule 2.3(a) of the Disclosure Letter opposite such Seller’s name.  Such Seller has, and shall sell and transfer to Purchaser at the Closing, good title to the number of Shares set forth on Schedule 2.3(a) of the Disclosure Letter opposite such Seller’s name free and clear of any and all Liens.

3.3            Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of such Seller or any of its Affiliates, except for D.A. Davidson & Co., whose fees will be deemed to be Transaction Costs and will be paid in full by Sellers or the Company on or prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

4.1            Organization, Existence and Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

4.2            Capacity; Authorization.

(a)           Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby to be consummated by Purchaser.  The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby to be consummated by Purchaser, have been duly authorized and approved by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser or the shareholders or other equity holders of Purchaser are necessary to authorize and approve this Agreement or the Ancillary Agreements to which Purchaser is a party and the transactions contemplated hereby and thereby to be consummated by Purchaser.  This Agreement and each Ancillary Agreement to which Purchaser is a party has been duly executed and delivered by Purchaser.  This Agreement and each Ancillary Agreement to which Purchaser is a party constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms except as such enforceability may be limited by applicable Legal Requirements relating to bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)           The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby to be consummated by Purchaser, do not and will not:  (i) contravene or violate the articles of incorporation or by-laws of Purchaser; (ii) conflict with, violate, result in a breach or termination of, result in any default under, entitle any Person (with due notice or lapse of time or both) to terminate, cancel, accelerate, modify or call a default with respect to, or require the Consent of any Person under, any Contract, Lease, mortgage, Lien, order, arbitration award, judgment or decree or other commitment to which Purchaser is a party or by which Purchaser or any of its Assets is bound, or result in the acceleration of the due date of any Liability of Purchaser; (iii) require Purchaser to obtain, secure or make any Approval or Consent, as the case may be, except for such filings as may be required under the HSR Act; or (iv) conflict with, or result in a breach of, any Legal Requirement to which Purchaser is subject.

4.3            Investment Intent of Purchaser.  Purchaser is acquiring the Shares pursuant to this Agreement solely for its own account for investment purposes only, and not with a view to, or for offer or sale in connection with, any distribution thereof.  Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities Legal Requirements, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom, and subject to all applicable state securities Legal Requirements, as applicable.  Purchaser is able to bear the economic risk of an investment in the Shares for an indefinite period of time (including the total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Shares.

4.4            Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby based upon any agreements, written, oral or otherwise made by or on behalf of Purchaser or any of its Affiliates.

4.5            Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), Assets and Liabilities of the Company and each of the other Transferred Companies, and acknowledges that it has been provided adequate access to the personnel, properties, premises, Assets, Liabilities, books and records, and all other documents, instruments and data of Sellers and each of the Transferred Companies for such purpose.  Purchaser further acknowledges and agrees that:  (a) in making its decision to enter into this Agreement and to consummate the Closing, Purchaser has relied solely on its own investigation and the express representations and warranties set forth in Article II and Article III of this Agreement (including the related Schedules set forth in the Disclosure Letter) and in the Ancillary Agreements; and (b) none of Sellers, the Transferred Companies or any other Person has made any representation or warranty, express or implied, as to Sellers, the Company or any of the other Transferred Companies, or this Agreement or any of the other Ancillary Agreements, except as expressly set forth in Article II and Article III (including the related Schedules set forth in the Disclosure Letter) and in the Ancillary Agreements.

ARTICLE V
POST‑CLOSING COVENANTS

5.1            Announcements.  None of the parties shall, and each party shall cause its Affiliates and representatives, including any financial advisors or investment banker, not to, issue any news or press release or otherwise directly or indirectly make any public statement or announcement with respect to the transactions contemplated hereby without the prior written consent of the other parties, except as may be required by applicable Legal Requirements or the rules of any stock exchange on which their securities (or securities of any of their Affiliates) are listed (in which case the party required (or whose Affiliate or representative is required) to make the release, statement or announcement shall, to the extent reasonably practicable under the circumstances, allow the other parties reasonable time to comment on such release, statement or announcement in advance of its issuance and the parties involved shall use reasonable efforts to cause a mutually agreeable release, statement or announcement to be issued.

5.2            Mutual Covenants.  Purchaser covenants and agrees with Sellers, and Sellers covenant and agree with Purchaser, that:

(a)           Cooperation.  Sellers and the Company, on the one hand, and Purchaser, on the other hand, will each promptly give written notice to the other upon becoming aware that any Action is pending or threatened by or before any court or arbitrator, or any other Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement or any of the Ancillary Agreements.  Sellers and the Company, on the one hand, and Purchaser, on the other hand, (x) will cooperate with each other in connection with the prosecution, investigation or defense of any such Action, (y) will supply promptly all information reasonably and legally requested by the other, by any such court or arbitrator or other Governmental Authority or by any party to any such Action, and (z) will each use their reasonable efforts to cause any such Action to be determined as promptly as reasonably practicable and in a manner that does not impact adversely on, and is consistent with, the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)          Further Assurances.  From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of, such other documents and instruments of conveyance and transfer or other documents or instruments and take or arrange for such other actions as may reasonably be requested to complete more effectively any of the transactions contemplated by this Agreement and the Ancillary Agreements.

5.3            Non‑Solicitation of Employees.  DeWayne and each Senior Executive (collectively, the “Restricted Parties”) agrees, to the maximum extent not violative of applicable Legal Requirements, that for a period of three (3) years following the Closing (the “Non‑Solicitation Period”), such Restricted Party will not, nor will he, she or it permit any of his, her or its Affiliates or agents to, directly or indirectly, solicit for employment or hire any employee of any of the Transferred Companies as of the date of this Agreement, who is or has been employed by any of the Transferred Companies or Purchaser or any of its Affiliates, at, or at any time within one (1) year prior to, the time of the act of solicitation or hiring.  Without limitation on such prohibition against hiring or soliciting employees set forth in this Section 5.3, any general solicitation, such as through newspaper advertisements or Internet postings that are not directed at such employees, shall not be deemed to violate the prohibition on solicitation contained in this Section 5.3

5.4            Non‑Competition.  Each Restricted Party agrees, to the maximum extent not violative of applicable Legal Requirements, that for a period of five (5) years following the Closing (the “Non‑Compete Period”), such Restricted Party will not, nor will he, she or it permit any of his, her or its Affiliates or agents to, directly or indirectly engage (whether as an owner, operator, shareholder, manager, consultant, strategic partner or otherwise) in any business that engages in the Restricted Business, except, (i) in the case of DeWayne, for the benefit of the Transferred Companies in connection with the performance of his duties and obligations under the Consulting Agreement, and (ii) in the case of the Senior Executives, for the benefit of the Transferred Companies in connection with the performance of his or her duties under his or her New Employment Agreement; provided, however, that DeWayne shall not be prohibited from continuing to consult from time to time with his sister, Janeel Henderson, in connection with her business, Life Zone, Inc., a Utah corporation (“Life Zone”), and any such activities shall not be deemed to violate this Section 5.4 so long as Life Zone remains a retailer of dietary supplements and does not (x) begin manufacturing or selling products that are competitive with any of the products that are manufactured or sold by any of the Transferred Companies’ or (y) become a competitor, whether directly or indirectly, to any of the Transferred Companies.  The immediately preceding sentence shall not prohibit any Restricted Party or any such Restricted Party’s Affiliates from holding less than two percent (2%) of the capital stock of any corporation or other entity listed on any stock exchange if such stockholding does not grant any rights to such Restricted Party or such Restricted Party’s Affiliates to influence the management of such corporation or other entity.

5.5            Confidentiality.  Following the Closing, each Restricted Party will, and will cause his, her or its Affiliates to, at all times hold in strictest confidence any and all Confidential Information that may have come or may come into their or any such other Persons’ possession or within their or such other Persons’ knowledge concerning the Assets, services, processes, business, suppliers, customers and clients of the Transferred Companies, except to the extent required to comply with any Legal Requirements or, (i) in the case of DeWayne, for the benefit of the Transferred Companies in connection with the performance of his duties and obligations under the Consulting Agreement, or (ii) in the case of the Senior Executives, for the benefit of the Transferred Companies in the connection with the performance of his or her duties under his or her New Employment Agreement.  In furtherance and not in limitation of the foregoing, each Restricted Party agrees that, following the Closing, such Restricted Party will not, and will cause his, her or its Affiliates to not for any reason, directly or indirectly, for themselves or any other Person, use or disclose any Confidential Information other than, (y) in the case of DeWayne, in connection with the performance of his duties and obligations under the Consulting Agreement for the benefit of the Transferred Companies, or (z) in the case of the Senior Executives, for the benefit of the Transferred Companies in the connection with the performance of his or her duties under his or her New Employment Agreement.  As used in this Section 5.5, “Confidential Information” shall mean all confidential or proprietary information concerning the Transferred Companies or

Purchaser or any of its Affiliates, other than information that (A) is or becomes known to the public, other than through a breach of this Section or (B) is independently developed without regard to Confidential Information.

5.6            Unenforceability; Severability; Specific Performance.

(a)           It is the desire and intent of the parties hereto that the restrictions contained in Sections 5.3, 5.4 and 5.5 shall be enforced to the fullest extent permitted under the Legal Requirements of each jurisdiction in which enforcement is sought.  If any court of competent jurisdiction determines that any provision included in Sections 5.3, 5.4 or 5.5 is unenforceable under applicable Legal Requirements, such court will have the power to reduce the duration or scope of such provision, as applicable, or to terminate such provision and, in such reduced form, such provision shall be enforceable; it is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court of competent jurisdiction, but shall be deemed amended to the extent required to render them valid and enforceable under applicable Legal Requirements, such amendment to apply only with respect to the operation of this Agreement in the jurisdiction of the court that has made such adjudication.

(b)          Each of the covenants contained in Sections 5.3, 5.4 and 5.5 shall be construed as a series of separate covenants, (i) in the case of Section 5.3, one for each one (1)‑year period of the Non‑Solicitation Period, and (ii) in the case of Section 5.4, one for each country, one for each state, province or other political subdivision included in each such country, one for each county and city included within each such state, province or other political subdivision, and, for each such country, state, province or other political subdivision, county or city, one for each one (1)‑year period of the Non‑Compete Period.

(c)           Each Restricted Party acknowledges and agrees that such Restricted Party will directly or indirectly receive significant benefits as a result of the consummation of the Closing, including without limitation, in the case of the Senior Executives, payments under their respective Retention Agreements (in the case of Angie, Stephen and Brett) and the Executive Employment Agreement between Jim and the Company, dated effective as of January 1, 2015 (in the case of Jim), and that the restrictions contained in Sections 5.3, 5.4 and 5.5 are a reasonable and necessary protection of the interests of Purchaser, and any violation of those restrictions would cause substantial injury to Purchaser and that Purchaser would not have entered into this Agreement and agreed to consummate the Closing without receiving the additional consideration offered by each Restricted Party in binding himself, herself or itself and his, her or its Affiliates to those restrictions.  In the event of a breach or threatened breach by any Restricted Party or any Affiliate of any Restricted Party of those restrictions, Purchaser will be entitled to an injunction restraining such Restricted Party or such Affiliate from such breach or threatened breach without the necessity of (i) proving the inadequacy as a remedy of money damages or (ii) posting a bond or other surety; provided, however, that the right to injunctive relief will not be construed as prohibiting Purchaser from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

ARTICLE VI
[INTENTIONALLY BLANK

ARTICLE VII
THE CLOSING

7.1            Date and Time.  The closing of the transactions contemplated hereunder (the “Closing”) will take place remotely through an exchange of documents, instruments and certificates and executed signature pages to the relevant transaction documents at 11:00 a.m., Eastern Time, on the date of this Agreement (the “Closing Date”).  The Closing shall be deemed to be effective between and among the parties for tax, accounting and financial purposes as of 12:01 a.m., Eastern Time, on the Closing Date.

7.2            Sellers’ Closing Documents.  At the Closing, Sellers shall deliver, or cause to be delivered, to Purchaser the following documents, instruments and certificates:

(a)          certificates representing all Shares accompanied by stock powers duly executed in blank, and any other documents or instruments that are necessary to transfer to Purchaser good, valid and marketable title to the Shares, free and clear of all Liens;

(b)          instruments evidencing the resignation of each director and officer of each of the Transferred Companies (except to the extent otherwise specified by Purchaser prior to the Closing), accompanied by a general release from each such individual in favor of the Transferred Companies in the form of Exhibit B attached hereto;

(c)          a general release from each Seller in favor of the Company in the form of Exhibit C attached hereto;

(d)          an instrument from the spouse of DeWayne (Eugele Ashmead), waiving any interest she may have in the Shares (including community property or similar rights and interests) and any rights to receive any payments hereunder, in form and substance reasonably satisfactory to Purchaser;

(e)          an Escrow Agreement in the form of Exhibit D attached hereto (the “Escrow Agreement”, duly executed by the Sellers’ Representative;

(f)           a Commercial and Industrial Lease with respect to the facilities currently leased by Albion Manufacturing Technologies pursuant to the Albion Manufacturing Lease, duly executed by HDA Limited and the Company, in the form of Exhibit E‑1 attached hereto (the “Commercial and Industrial Lease—Albion Manufacturing”);

(g)          a Commercial and Industrial Lease with respect to the facilities currently leased by Albion Ingredient Processors pursuant to the Albion Ingredient Processors Lease, duly executed by Ashmead Associates, Inc. and the Company, in the form of Exhibit E‑2 attached hereto (the “Commercial and Industrial Lease‑‑Albion Ingredient Processors”);

(h)          a Commercial and Industrial Lease with respect to the facilities currently leased by Albion Liquid Products pursuant to the Warehouse Lease, duly executed by HDA Limited and the Company, in the form of Exhibit E‑3 attached hereto (the “Commercial and Industrial Lease—Albion Liquid Products”, and together with the

Commercial and Industrial Lease—Albion Manufacturing and the Commercial and Industrial Lease‑‑Albion Ingredient Processors, collectively, the “New Leases”);

(i)            a Lease Termination Agreement with respect to the facilities currently leased by Albion Manufacturing Technologies pursuant to the Albion Manufacturing Lease, duly executed by HDA Limited and Albion Manufacturing Technologies, in the form of Exhibit F‑1 attached hereto (the “Lease Termination Agreement—Albion Manufacturing”);

(j)            a Lease Termination Agreement with respect to the facilities currently leased by Albion Ingredient Processors pursuant to the Albion Ingredient Processors Lease, duly executed by Ashmead Associates, Inc. and Albion Ingredient Processors, in the form of Exhibit F‑2 attached hereto (the “Lease Termination Agreement‑‑Albion Ingredient Processors”);

(k)          a Lease Termination Agreement with respect to the facilities currently leased by Albion Liquid Products pursuant to the Warehouse Lease, duly executed by HDA Limited and Albion Liquid Products, in the form of Exhibit F‑3 attached hereto (the “Lease Termination Agreement—Albion Liquid Products”, and together with the Lease Termination Agreement—Albion Manufacturing and the Lease Termination Agreement‑‑Albion Ingredient Processors, collectively, the “Lease Termination Agreements”);

(l)            Employment Agreements, duly executed by each of the Senior Executives (other than Angie), respectively, and the Company, in form and substance mutually agreeable to the parties thereto and Purchaser (collectively, the “New Employment Agreements”);

(m)         a Consulting Agreement, duly executed by DeWayne and Purchaser, in form and substance mutually agreeable to the parties thereto (the “Consulting Agreement”);

(n)          a waiver and release, duly executed by each individual who is a party to a Retention Agreement, in the form of Exhibit G attached hereto;

(o)          a certificate from each Seller, duly executed by such Seller, in form and substance reasonably satisfactory to Purchaser, to the effect that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(p)          documents and instruments evidencing the termination and release and discharge in full of all Debt and other Liabilities of the Transferred Companies under the Loan Documents, and the termination and release of all Liens on the Assets of each of the Transferred Companies granted by the Transferred Companies pursuant to the Loan Documents, in each case in form and substance reasonably satisfactory to Purchaser;

(q)          evidence of the release of any other Liens (other than Permitted Liens) with respect to the Assets of the Transferred Companies;

(r)           evidence of the termination and release of all of the obligations of the Transferred Companies under the Guaranty Agreement dated as of November 1, 2008, by Albion Laboratories, the Company, Albion Manufacturing Technologies,

Albion Ingredient Processors, Albion Liquid Products and Albion Products for Europe, Inc., on the one hand, and Zions, on the other hand;

(s)          evidence of the payment of the Novus Cash Payment;

(t)           copies of all Consents and Approvals obtained or made in connection with the consummation of the transactions contemplated hereby;

(u)          copies of resolutions adopted by the board of directors of the Company, certified as of the Closing Date by the Secretary or Assistant Secretary of the Company approving the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder; and copies of resolutions adopted by the board of directors (or comparable governing body) of each Subsidiary of the Company that is a party to any of the Ancillary Agreements, certified as of the Closing Date by an appropriate officer of such Subsidiary approving the execution and delivery of the Ancillary Agreements to which such Subsidiary is a party and the performance by such Subsidiary of its obligations thereunder;

(v)         certificates from appropriate government officials (each dated as of a recent date not to exceed five (5) Business Days before the Closing Date) certifying as to the good standing of each of the Transferred Companies in their respective jurisdictions of organization; and

(w)        such other documents, instruments and certificates as are deemed to be necessary or proper as mutually agreed by the parties hereto.

7.3            Purchaser Closing Documents.  At the Closing, Purchaser shall (x) pay to Sellers an amount equal to the Estimated Purchase Price, less the Escrow Deposit, by wire transfer of immediately available funds to a bank account (or bank accounts) designated by Sellers at least two (2) Business Days prior to the Closing, and (y) deliver to the Escrow Agent the Escrow Deposit by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent at least two (2) Business Days prior to the Closing, and shall deliver to Sellers the following documents, instruments and certificates:

(a)          the Escrow Agreement, duly executed by Purchaser;

(b)          copies of resolutions adopted by the board of directors of Purchaser, certified as of the Closing Date by the Secretary or Assistant Secretary of Purchaser approving the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party and the performance by Purchaser of its obligations hereunder and thereunder; and

(c)          such other documents, instruments and certificates as are deemed to be necessary or proper as mutually agreed by the parties hereto.

ARTICLE VIII
INDEMNIFICATION

8.1            Survival of Representations and Warranties.  All representations and warranties set forth in Articles II, III and IV shall terminate on the date that is eighteen (18) months following the Closing Date; provided, however, that, notwithstanding the foregoing, (a) the representations and warranties contained in Sections 2.1(a) (Organization, Existence and Standing; Subsidiaries), 2.1(b) (Organization, Existence and Standing; Subsidiaries), 2.2(a) (Capacity to Sell; Authorization), 2.3 (Capitalization), 2.4(b) (Undisclosed Liabilities; Debt), 2.9(c) (Material Contracts), 2.25 (Brokers), 3.1 (Capacity to Sell; Authorization), 3.2 (Ownership of Shares), and 3.3 (Brokers) (collectively, the “Fundamental Representations”), and in Sections 4.1 (Organization, Existence and Standing of Purchaser), 4.2(a) (Capacity; Authorization), and 4.4 (Brokers or Finders) shall survive indefinitely; and (b) the representations and warranties contained in Sections 2.10 (Taxes) (the “Tax Representations”), 2.16 (Environmental Matters), 2.18 (Employees; Labor Relations), and 2.19 (Employee Benefits), and any claims based on an intentional breach of any representation or warranty or fraud, shall survive until the earlier of (i) the six (6) year anniversary of the Closing and (ii) thirty (30) days following the expiration of the statute of limitations applicable to the matter to which such representation or warranty relates; provided, further, however, that the representations warranties set forth in Articles II, III and IV and the parties’ rights of indemnification shall survive to the extent a claim for indemnification or other claim based upon, resulting from or arising out of a breach or inaccuracy of such a representation and warranty or under such rights of indemnification is made with reasonable specificity and in writing prior to the termination date of such representation or warranty specified above until such claim is finally resolved.

8.2            Indemnifying Sellers’ Indemnification Obligation.  The Indemnifying Sellers shall, jointly and severally, indemnify and hold harmless Purchaser and its Affiliates and the respective directors, officers, employees and agents of the foregoing Persons (collectively, “Purchaser Indemnified Parties”) from and against:

(a)           any and all Losses that are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties, based upon, resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty made by any of the Article II Representing Parties in Article II or any Seller in Article III, (ii) any breach of any agreement or covenant made by any Seller or the Company in this Agreement, (iii) any Debt of the Transferred Companies as of the Closing to the extent not included in or taken into account in the calculation of Closing Debt, (iv) any Transaction Costs to the extent not included in or taken into account in the calculation of Unpaid Transaction Costs, (v) the Preferred Stock Redemption or any claim or Action made, instituted or brought at any time by any holder of any of the Preferred Shares in any way related to the Preferred Stock Redemption or such holder’s ownership of any of the Preferred Shares, (vi) the Restructuring or any claim or Action made, instituted or brought at  any time by any former minority shareholder of Albion Laboratories in any way related to the Restructuring or such holder’s ownership of any of the shares of capital stock of Albion Laboratories, including the exercise by any such former shareholder of his or its dissenters’ rights under Part 13 of the Utah Act in connection with the Restructuring, or (vii) any of the matters set forth on Exhibit 8.2(a)(vii) attached hereto; and

(b)          any cost or expense (including settlement costs and reasonable attorneys’, accountants’ and experts’ fees and court costs) incurred by Purchaser Indemnified Parties in connection with any of the foregoing (including any reasonable cost or expense incurred by Purchaser Indemnified Parties in enforcing their rights under this Section 8.2).

Without limitation of clause (a)(i) above, claims for indemnification under clauses (a)(ii), (iii), (iv), (v), (vi) and (vii) and, to the extent related to such claims, clause (b) of this Section 8.2, may be made notwithstanding any matter disclosed on any Schedule to the Disclosure Letter and regardless of whether or not the matter giving rise to such claims would constitute a breach of a representation and warranty made by any Seller or the Company.  No Purchaser Indemnified Party will be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification against any Seller Indemnified Party or at any other time.  For purposes of this Section 8.2 (Indemnifying Sellers’ Indemnification Obligation), the representations and warranties of the Article II Representing Parties in Article II (other than Section 2.6(c)) and the representations and warranties of each of the Sellers in Article III shall not be deemed to be qualified by any references to “material,” “materiality,” “Material Adverse Effect” or any similar qualification contained in any such representation and warranty.

(c)           Special Indemnity for Walt’s Petroleum Leak.  Notwithstanding the provisions set forth in Section 8.1 hereof or elsewhere in this Article VIII, through the date that is ten (10) years after the Closing Date, the Indemnifying Sellers will, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses based upon, arising out of, or associated with the petroleum leak originating from an underground storage tank on Steve and Walt’s Service’s adjoining parcel of property and the migration of Hazardous Substances associated with such leak at, on, under or above the Company’s property located at 101 North Main Street, in Clearfield, Utah (the “Clearfield Property”); provided, however, that the maximum indemnification obligation of the Indemnifying Sellers under this Section 8.2(c) shall be One Million Dollars ($1,000,000); provided further, however, that the Indemnifying Sellers shall not have any obligation to indemnify the Purchaser Indemnified Parties under this Section 8.2(c) (i) if Purchaser (or any Affiliate or any successor or assign thereto) ceases to use the Clearfield Property for industrial uses; or (ii) to the extent any such Losses arise from any change, alteration or modification by any Governmental Authority of any existing Legal Requirement applicable to the aforesaid contamination on the Closing Date, or the adoption of a new Legal Requirement from and after the Closing Date applicable to the aforesaid contamination.

(d)          Special Indemnity for Plant Upgrades—Electrical and Dust Collection.  Notwithstanding the provisions set forth in Section 8.1 hereof or elsewhere in this Article VIII, through the date that is eighteen (18) months after the Closing Date, the Indemnifying Sellers will, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against all Losses based upon, arising out of, or associated with any repair or upgrade at any of the Transferred Companies’ owned and leased properties in order to bring any such property or equipment thereon into compliance in all respects on a continuous basis with all applicable Legal Requirements that are in force on the Closing Date and that relate to the electrical system and/or the dust collection system at any such properties; provided, however, that the maximum indemnification obligation of the Indemnifying Sellers under this Section 8.2(d) shall be

One Million Dollars ($1,000,000); provided further, however, that the Indemnifying Sellers shall not have any obligation to indemnify the Purchaser Indemnified Parties under this Section 8.2(d) (i) to the extent such Losses arise out of any inspection by any Governmental Authority initiated by Purchaser or any Affiliate or any successor or assign thereto except to the extent required by any applicable Legal Requirement; provided further, that such Losses are based upon, arise out of, or are associated with any applicable Legal Requirement and, upon written request by the Sellers’ Representative, subject to Purchaser’s prior written consent (which consent shall not be unreasonable withheld), Purchaser shall allow the Sellers’ Representative to engage, at the Indemnifying Sellers’ sole cost and expense, an independent qualified engineer to evaluate the electrical and/or dust collection system, as applicable, at the properties and challenge the conclusion of any Governmental Authority regarding the same within a reasonable time period, and that the Seller Representative is provided with a copy of any order issued by any Governmental Authority and complete copies of all material reports, documents and instruments in Purchaser’s or any of its Affiliates’ possession or under their control in connection therewith.

(e)           Special Indemnity for Plant Upgrades—Wastewater.  Notwithstanding the provisions set forth in Section 8.1 hereof or elsewhere in this Article VIII, through the date that is eighteen (18) months after the Closing Date, the Indemnifying Sellers will, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against one- half (1/2) of all Losses based upon, arising out of, or associated with any upgrades to the wastewater treatment system at the Transferred Companies’ manufacturing facility located at 2774 South 1760 West, Ogden Industrial Park, Ogden, Utah (the “Ogden Property”) that are required by any applicable wastewater Legal Requirement of the Central Weber Sewer Improvement District in order for such system to remain in compliance in all material respects on a substantially continuous basis with any applicable Legal Requirement; provided, however, that the maximum amount of required wastewater system upgrades for which the Indemnifying Sellers’ indemnification obligation under this Section 8.2(e) will apply shall be One Million Dollars ($1,000,000); provided further, however, that the Indemnifying Sellers (a) shall not have any obligation to indemnify the Purchaser Indemnified Parties under this Section 8.2(e) for any cost or expense that is not related to bringing the wastewater system at the Ogden Property into compliance in all material respects on a substantially continuous basis with any applicable Legal Requirements, and in no event shall the Indemnifying Sellers be obligated to indemnify the Purchaser Indemnified Parties for any wastewater system upgrades that are made or desired to be made by Purchaser primarily in order to increase the efficiency of such wastewater system and not associated with bringing the wastewater system into substantial compliance in all material respects on a substantially continuous basis with applicable Legal Requirements, and (b) the Sellers’ Representative shall be provided with complete copies of all material reports or other documents and instruments in Purchaser’s or any of its Affiliates’ possession or under their control in connection with any such required wastewater upgrade and be given an opportunity authorize any such upgrade within thirty (30) days after obtaining such copies or contest the same (which authorization shall not be unreasonably withheld, delayed or conditioned) at the Indemnifying Sellers’ cost and expense.

8.3            Purchaser’s Indemnification Obligation.  Purchaser shall indemnify and hold harmless Sellers and their respective Affiliates and the respective directors, officers,

employees, agents and trustees of each of the foregoing Persons (collectively, “Seller Indemnified Parties”) against:

(a)           any and all Losses that are imposed on, incurred by or asserted against any one or more of the Seller Indemnified Parties, based upon, resulting from or arising out of any (i) breach or inaccuracy of any representation or warranty made by Purchaser in Article IV, or (ii) breach of any agreement or covenant made by Purchaser in this Agreement; and

(b)          any cost or expense (including settlement costs and reasonable attorneys’, accountants’ and experts’ fees and court costs) incurred by Seller Indemnified Parties in connection with the foregoing (including any reasonable cost or expense incurred by Seller Indemnified Parties in enforcing their rights under this Section 8.3).

No Seller Indemnified Party will be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification against Purchaser or at any other time.

8.4            Procedure for Indemnification Claims.

(a)           Any claim for indemnification under Sections 8.2 or 8.3 will be made in accordance with this Section 8.4.  Purchaser Indemnified Parties and Seller Indemnified Parties are referred to herein as “Indemnified Parties” and each as an “Indemnified Party”, and the Persons from whom indemnification may be sought pursuant to Sections 8.2 and 8.3 are referred to herein as “Indemnifying Parties” and each as an “Indemnifying Party”.

(b)          In the case of any claim for indemnification under Sections 8.2 or 8.3 arising from a claim of a third Person, the Indemnified Party will give the Sellers’ Representative (if the Indemnified Party is a Purchaser Indemnified Party) or Purchaser (if the Indemnified Party is a Seller Indemnified Party) written notice of such claim within twenty (20) days following the Indemnified Party’s receipt of or gaining actual knowledge of or becoming aware of such claim or the existence thereof, provided that the failure to provide such notice or a delay in providing such notice as provided in this sentence will not relieve the Indemnifying Party of his or its obligations pursuant to Section 8.2 or 8.3, as applicable, except to the extent the Indemnifying Party is materially prejudiced by such failure or delay.  If at any time an Indemnified Party determines to assert a right to indemnification hereunder in respect of any other matter, the Indemnified Party will give to the Sellers’ Representative (if the Indemnified Party is a Purchaser Indemnified Party) or Purchaser (if the Indemnified Party is a Seller Indemnified Party) written notice of such determination or indemnification claim within a reasonable amount of time after receipt of or gaining actual knowledge of or becoming aware of such claim or the existence thereof.

(c)           Within fifteen (15) days after receipt of any notice referred to in paragraph (b) above, the Sellers’ Representative (if the Indemnified Party is a Purchaser Indemnified Party) or Purchaser (if the Indemnified Party is a Seller Indemnified Party) will (i) acknowledge in writing Seller Indemnified Parties’ or Purchaser’s, as applicable, responsibility for all or part of such matter or claim for which indemnification is sought under this Article VIII, and pay or otherwise satisfy the portion of such matter or claim as to which responsibility is so acknowledged, or take such other action as is reasonably satisfactory to the Indemnified Party to provide assurance for the performance of the Indemnifying Parties’ obligations hereunder, and/or (ii) give written notice to Purchaser (if the Indemnified Party is a Purchaser Indemnified Party) or the Sellers’ Representative (if the Indemnified Party is a Seller Indemnified Party) of the Indemnifying Parties’ intention to dispute or contest all or part of such responsibility.  Upon delivery of such notice of intention to contest, Purchaser and the Sellers’ Representative will negotiate in good faith for a period of at least thirty (30) days to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such indemnification claim.

(d)          Each party hereto shall cooperate in good faith with, make its relevant files and records available for inspection and copying by, and make such party’s officers, directors, employees and agents available and otherwise render reasonable assistance to, the other party in such party’s defense of any such claims.  Each Indemnifying Party shall have the right, at his or its sole expense, to control the defense of any claim brought by any third Person (as to which indemnification is sought pursuant to this Article VIII) with counsel of such Indemnifying Party’s choice that is reasonably satisfactory to the Sellers’ Representative (if the Indemnified Party is a Seller Indemnified Party) or Purchaser (if the Indemnified Party is a Purchaser Indemnified Party), and shall have the right to settle or otherwise protect against the imposition of Liability with respect to any such claim, in each case if the Sellers’ Representative (if the Indemnified Party is a Purchaser Indemnified Party) or Purchaser (if the Indemnified Party is a Seller Indemnified Party) shall have taken the action described in clause (i) of the first sentence of Section 8.4(c) with respect to such claim; provided, however, that:

(i)              the Indemnified Parties shall be entitled to participate in the defense of such claim and to employ counsel at their own cost and expense to assist in the handling of such claim and shall have the right, but not the obligation, to assert any and all cross‑claims and counterclaims they may have;

(ii)            such Indemnifying Party shall obtain the prior written approval of the Sellers’ Representative (if the Indemnified Party is a Seller Indemnified Party) or Purchaser (if the Indemnified Party is a Purchaser Indemnified Party) before entering into any settlement of any such claim or ceasing to defend against any such claim, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against such Indemnified Party or its Affiliates or (if such Indemnified Party is a Purchaser Indemnified Party) such settlement or cessation could, in the reasonable and good faith opinion of Purchaser, have an adverse effect on the Transferred Companies;

(iii)           such Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a written release from all Liability in respect of such claim; and

(iv)          at the election of the Indemnified Party, such Indemnifying Party and the Indemnified Party shall have joint control over the defense or settlement of any such claim, each party to employ counsel at its own cost and expense, to the extent such claim seeks an order, injunction or other equitable relief against such Indemnified Party or, if such Indemnified Party is a Purchaser Indemnified Party, to the extent such claim could, in the reasonable good faith opinion of Purchaser, have an adverse effect on the business of Purchaser or its Affiliates, including, after the Closing, the Transferred Companies, or adversely affect the Liability of Purchaser or any of its Affiliates, including, after the Closing, the Transferred Companies, for Taxes.

In the event the Indemnifying Party shall fail to defend, contest or otherwise protect against the imposition of any such damages as to any such claim, the Indemnified Party shall have the right, but not the obligation, to defend, contest or assert any cross‑claim or counterclaim or otherwise protect against such claim and may make any compromise or settlement thereof and recover from and be indemnified by the Indemnifying Party for the entire reasonable cost thereof, including from legal expenses, disbursements and all amounts paid as a result of such matter or claim.  If the Sellers’ Representative (if the Indemnified Party is a Purchaser Indemnified Party) or Purchaser (if the Indemnified Party is a Seller Indemnified Party) does not take the action described in clause (i) of the first sentence of Section 8.4(c) with respect to a matter or claim, the Indemnified Party shall, without limitation of its rights under this Article VIII, retain sole control over the defense or settlement of such matter or claim.

(e)           The rights of the Indemnified Parties under this Article VIII are in addition to all other rights or remedies the Indemnified Parties may have under this Agreement or otherwise and will continue in effect notwithstanding any statute of limitations that would otherwise bar the exercise of such rights.

8.5            Limitations on Indemnification.  Notwithstanding anything to the contrary in this Agreement:

(a)           the aggregate liability of the Indemnifying Sellers pursuant to Section 8.2(a)(i) for Losses of the Purchaser Indemnified Parties based upon, resulting from or arising out of the breach or inaccuracy of representations and warranties made by the Article II Representing Parties in Article II or made by any Seller in Article III (other than Losses based upon, resulting from or arising out of fraud or intentional breach of any of such representations and warranties made by the Article II Representing Parties in Article II or any Seller in Article III or any breach or inaccuracy of any of the Fundamental Representations or the Tax Representations) shall not exceed Ten Million Dollars ($10,000,000);

(b)          the Indemnifying Sellers shall have no liability pursuant to Section 8.2(a)(i) for Losses of the Purchaser Indemnified Parties based upon, resulting from or arising out of the breach or inaccuracy of representations and warranties made by the Article II Representing Parties in Article II or any Seller in Article III (other than Losses based upon, resulting from or arising out of fraud or intentional breach of any of such representations and warranties or any breach or inaccuracy of any of the Fundamental Representations or the Tax Representations) until the aggregate amount of all such Losses of the Purchaser Indemnified Parties for which indemnification would otherwise be available under Section 8.2(a)(i) exceeds Two Hundred‑Fifty Thousand Dollars ($250,000) (the “Basket Amount”), after which the Indemnifying Sellers will be obligated to indemnify the

Purchaser Indemnified Parties for only that portion of such Losses that exceed the Basket Amount;

(c)           the aggregate liability of the Indemnifying Sellers pursuant to Section 8.2(a)(i) for Losses of the Purchaser Indemnified Parties based upon, resulting from or arising out of the breach or inaccuracy of representations and warranties made by the Article II Representing Parties in Article II or any Seller in Article III, including the Fundamental Representations and the Tax Representations (but excluding any Losses based upon, resulting from or arising out of fraud or intentional breach of any of such representations and warranties made by the Article II Representing Parties in Article II or any Seller in Article III), shall not in any event or under any circumstance exceed an amount equal to the Purchase Price; and

(d)           no Indemnified Party will be entitled to recover indirect, special, consequential, punitive or other similar damages pursuant to Sections 8.2 or 8.3, except to the extent actually paid to a third‑party pursuant to an award, decree or settlement in any third‑party claim; and

8.6            Adjustment.  Any payment made by the Indemnifying Sellers or Purchaser pursuant to this Article VIII will be deemed to be an adjustment to the Purchase Price.

ARTICLE IX
CERTAIN TAX MATTERS

9.1            Certain Tax Matters.

(a)           The Sellers’ Representative will cause to be prepared and filed all Tax Returns required to be filed with respect to the Transferred Companies for any taxable period ending on or before the Closing Date (any such period, a “Pre‑Closing Period”).  All such Tax Returns shall be prepared in a manner consistent with the past practice of the Transferred Companies.  Drafts of all such Tax Returns shall be provided to Purchaser for its review and comment at least thirty (30) days prior to filing with the applicable Tax authority.  No such Tax Returns shall be filed without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, denied or delayed.  Following the Closing, the Indemnifying Sellers will pay, and will, jointly and severally, indemnify and hold harmless Purchaser and its Affiliates from and against any Taxes imposed upon the Transferred Companies for any Pre‑Closing Period (except to the extent that the Liability for such Taxes was included in the calculation of Closing Working Capital).

(b)          Purchaser will cause to be prepared and filed all Tax Returns required to be filed by or on behalf of the Transferred Companies for any taxable period beginning before but ending after the Closing Date (any such period, a “Straddle Period”); provided, however, that drafts of any such Tax Returns (any such Tax Return, a “Straddle Period Tax Return”) shall be provided to the Sellers’ Representative at least thirty (30) days prior to filing with the applicable Tax authority for the Sellers’ Representative’s review, comment and approval.  All such Tax Returns shall be prepared in a manner consistent with the past practice of the Transferred Companies, except as required by applicable Legal Requirements or as would not affect the Indemnifying Sellers’ Liability or indemnification obligation hereunder.  Purchaser and the Sellers’ Representative shall attempt in good faith to resolve any disputed items on a Straddle Period Tax Return.  The Indemnifying Sellers will, within fifteen (15) days after the date on which the Straddle Period Tax Return is filed by Purchaser with the applicable Tax authority, reimburse Purchaser for, and will, jointly and severally, indemnify and hold harmless Purchaser and its Affiliates from and against the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date, except to the extent the Liability for such Taxes was included in the calculation of Closing Working Capital.  For purposes of this Section 9.1(b), in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes in the nature of property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Taxes other than property or ad valorem Taxes, be deemed equal to the amount that would be payable if the relevant Tax period ended on the day immediately before the Closing Date, except that exemptions, allowances and deductions (such as depreciation deductions) calculated on an annual basis shall be prorated between the portion of the applicable Straddle Period that ends on the day immediately before the Closing Date and the portion on and after the Closing Date on a per diem basis.  Any Taxes (including estimated Taxes) paid by any of the Transferred Companies with respect to any Straddle Period prior to the Closing or included in the calculation of Closing Working Capital shall be credited against the Indemnifying Sellers’ Liability pursuant to this Section 9.1(b), and, to the extent such Taxes paid prior to the Closing exceed such Liability, Purchaser shall cause the Transferred Companies to pay the excess to the Sellers’ Representative for and on behalf of Sellers within fifteen (15) days after filing the Tax Return for the Straddle Period with the applicable Tax authority; provided, however, that to the extent that such Taxes paid prior to the Closing exceed the total amount of Taxes due for the Straddle Period, Section 9.1(c) shall apply.

(c)           Sellers’ Representative for and on behalf of the Sellers will be entitled to receive prompt payment from Purchaser or the Transferred Companies of, any refund for overpayment of Taxes for which Sellers are responsible pursuant to Sections 9.1(a) or (b), except to the extent such Taxes were reflected as a current asset in the calculation of Closing Working Capital; provided, however, that Purchaser and the Transferred Companies shall be entitled to retain any refund resulting from a carryback of Tax attributes from any taxable period or portion thereof after the Closing Date.

(d)          Purchaser will promptly notify the Sellers’ Representative in writing upon receipt by Purchaser or any of its Affiliates (including, after the Closing, the Transferred Companies) of notice of any pending or threatened audit or assessment with respect to Taxes for which Sellers could be required to pay pursuant to Sections 9.1(a) or (b) or indemnify Purchaser or any of its Affiliates pursuant to Section 8.2.  The Sellers’ Representative (for and on behalf of Sellers) will have the right to represent the Transferred Companies’ interest in any audit, administrative or court proceeding relating solely to any Pre‑Closing Period, including the right to control, compromise and settle any such proceeding, and to decide whether any Consents or waivers to extend the applicable statutes of limitations will be granted, and to employ counsel of the Sellers’ Representative’s choice at the

Sellers’ cost and expense; provided, however, that Purchaser shall have the right to participate in any such audit, administrative or other court proceeding at its sole cost and expense, and no such matter shall be settled or compromised by the Sellers’ Representative without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, denied or delayed.  Purchaser and the Sellers’ Representative shall jointly control any audit, administrative or court proceeding relating to any Straddle Period, with each party responsible for fees and expenses of its own representatives.

(e)           After the Closing Date, Purchaser and the Sellers’ Representative for and on behalf of Sellers will each provide the other (subject to reimbursement by the other party for any out‑of‑pocket costs or expenses) with such assistance as may reasonably be requested by the other party or parties in connection with the preparation of any return, report or form with respect to Taxes or any audit or administrative or judicial proceeding (such assistance to include assistance in data collection and responses to information requests) relating to Liability for Taxes of the Transferred Companies.

(f)            All documentary, stamp, transfer, sales, use, excise and similar Taxes imposed upon Sellers or Purchaser or any of their respective Affiliates (including the Transferred Companies) as a result of the transactions contemplated by this Agreement will be paid by Sellers.  The Sellers’ Representative and Purchaser will cooperate in preparing and filing any forms required with respect to any such Taxes.  Each party filing a Tax Return in respect of such Taxes will provide the non‑filing party a true copy of each such Tax Return as filed and evidence of the timely filing thereof.  The Sellers’ Representative will be responsible for preparing and timely filing (and Purchaser will cooperate with the Sellers’ Representative in preparing and filing) any forms required with respect to any such Taxes.  The Sellers’ Representative will provide to Purchaser a true, correct and complete copy of each such Tax Return as filed and evidence of the timely filing thereof.

(g)           Any amount paid by or on behalf of any party to or on behalf of another party pursuant to this Section 9.1 shall be treated for all Tax purposes as an adjustment to the Purchase Price

(h)          Neither Purchaser nor the Company or any of the other Transferred Companies, or any of their respective Affiliates, shall make any election under Code Section 338 (or any corresponding provision of state, local or non‑U.S. Tax law) with respect to the transactions contemplated by this Agreement.

(i)            Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between Article VIII (Indemnification) and Article IX (Certain Tax Matters), Article IX shall govern and control.  The indemnification obligations pursuant to this Article IX shall survive until thirty (30) days after the expiration of the applicable statute of limitations taking into account any extensions.

ARTICLE X
GENERAL PROVISIONS

10.1         Expenses.  Except as otherwise expressly provided herein, Purchaser, on the one hand, and Sellers, on the other hand, shall pay their own costs and expenses (including the fees and expenses of their counsel, financial advisors, investment bankers, accountants and others engaged by such party) in connection with negotiating, preparing, closing and carrying out this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however, that Purchaser shall be responsible for all filing fees payable under the HSR Act.  Except as otherwise expressly provided herein, Sellers shall be responsible for all Transaction Costs and any Unpaid Transaction Costs shall be taken into account in the calculation of the Estimated Purchase Price and the Purchase Price as finally determined pursuant to Section 1.3.  Any Unpaid Transaction Costs not taken into account in the calculation of the Purchase Price as finally determined pursuant to Section 1.3 shall be promptly paid by Sellers upon written demand and delivery by Purchaser of copies of any applicable receipts or invoices of third parties.

10.2         Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, electronic mail (email) or overnight courier:

(a)           If to Purchaser, to:

Balchem Corporation
52 Sunrise Park Road
New Hampton, New York  10958
Attn:  Matthew D. Houston, Esq., General Counsel and Secretary
Fax:  (845) 326‑5702
Email:  mhouston@balchemcorp.com

with a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York  10004
Attn:  James Modlin, Esq.
Fax:  (212) 422‑4726
Email:  james.modlin@hugheshubbard.com

(b)          If to the Company, to:

Albion International, Inc.
101 North Main Street
Clearfield, Utah  84015
Attn:  H. DeWayne Ashmead and James C. Hyde
Fax:  (801) 773‑4633
Email: dashmead@albionminerals.com and jhyde@albionminerals.com with copies (which shall not constitute notice) to:

Albion International, Inc.
101 North Main Street
Clearfield, Utah  84015
Attn:  Nathan D. Nelson, Esq., General Counsel and Secretary
Fax:  (801) 773‑4633
Email:  nnelson@albionminerals.com

and

Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah  84111
Attn:  Thomas R. Taylor, Esq.
Fax:  (801) 415‑3500
Email:  ttaylor@djplaw.com

(b)          If to Sellers or the Sellers’ Representative, to:

Stephen D. Ashmead
101 North Main Street
Clearfield, Utah  84015
Fax:  (801) 773‑4633
Email:  sashmead@albionminerals.com
with copies (which shall not constitute notice) to:

H. DeWayne Ashmead
101 North Main Street
Clearfield, Utah  84015
Fax:  (801) 773‑4633
Email:  dashmead@albionminerals.com

and

Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
Salt Lake City, Utah  84111
Attn:  Thomas R. Taylor, Esq.
Fax:  (801) 415‑3500
Email:  ttaylor@djplaw.com

(c)           If to Fidelity Charitable, to:

Nathan Daley
Director, Complex Assets Group
Fidelity Investments Charitable Gift Fund
Two Destiny Way
Westlake, Texas  76262
Fax:  (972) 910‑4750
Email:  nathan.daley@fmr.com

(d)          If to the Senior Executives, to the addresses set forth on the signature page hereto,

or to such other address(es) as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction, or other document or instrument given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the U.S. mail, if sent by registered or certified mail, properly addressed; on the date of transmission, if sent by electronic mail (email); upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction, or other document or instrument shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.3        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of law rules or principles that would result in the application of the laws of another jurisdiction.

(b)           Each party hereto hereby consents to, and confers nonexclusive jurisdiction upon, the courts of the State of Delaware and the Federal courts of the United States of America located in the County of New Castle in the State of Delaware, and appropriate appellate courts therefrom, over any Action arising out of or relating to this Agreement.  Each party hereto hereby waives, and agrees not to assert, as a defense in any such Action that it is not subject to such jurisdiction or that such Action may not be brought or is not maintainable in said courts, that this Agreement may not be enforced in or by said courts, that its Assets are exempt or immune from execution, that such Action is brought in an inconvenient forum, or that the venue of such Action is improper.  Service of process in any such Action may be served on any party anywhere in the world, whether within or without the State of Delaware, as provided in Section 10.2.

(c)           EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

10.4         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

10.5         Headings.  The headings, subheadings and captions in this Agreement and in any Exhibit or Schedule hereto or thereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

10.6         Interpretation; Absence of Presumption.

(a)           For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto and the Disclosure Letter) and not to any particular provision of this Agreement, and Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement or the Disclosure Letter unless otherwise specified, (iii) except where the context otherwise requires, references to a “party” or “parties” shall mean Purchaser, the Company or Sellers, or all of them as the context requires, (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified herein, (v) the word “or” shall not be exclusive, and (vi) all references herein to “Dollars” or “$” shall be deemed to refer to United States dollars.

(b)          With regard to each and every term and condition of this Agreement and any and all agreements, documents and instruments subject to the terms hereof, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement, document or instrument subject hereto, no consideration will be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement or any agreement, document or instrument subject hereto.

10.7         Entire Agreement.  The above Recitals and all Exhibits and Schedules attached hereto are deemed to be incorporated herein by reference.  This Agreement, together with the Exhibits attached hereto, the Disclosure Letter and the Ancillary Agreements constitute the entire understanding and agreement of the parties hereto concerning the subject matter hereof and supersede all prior Contracts (whether oral or written) and all negotiations, prior discussions, agreements, arrangements and understandings relating to the subject matter hereof.  Upon the execution of this Agreement by each of the parties hereto, the Letter of Intent and the Confidentiality Agreement shall automatically be terminated and shall be of no further force or effect.

10.8          Third‑Party Beneficiaries.  This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.  The rights of Purchaser Indemnified Parties and Seller Indemnified Parties under Article VIII may be asserted by Purchaser and Sellers, respectively.

10.9            Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the Sellers’ Representative, in the case of an assignment by Purchaser, or Purchaser, in the case of an assignment by any other party hereto, except that (a) Purchaser may, at any time following the Closing, assign all or any part of its right, title and interest in, to and under this Agreement and any Ancillary Agreement to any Affiliate of Purchaser and/or to any transferee of that part of its business or Assets to which such rights relate, and such Affiliate or transferee will succeed to, and be substituted for, and may exercise every such right and power so assigned by Purchaser under this Agreement with the same effect as if such Affiliate or transferee had been named as Purchaser herein and (b) the Sellers’ Representative may assign all of its rights, interests and obligations under this Agreement to any successor Sellers’ Representative as and to the extent provided in Section 10.13 (Appointment of the Sellers’ Representative”).  Any purported assignment or delegation in violation of this Section 10.9 shall be null and void ab initio.

10.10      Specific Performance.  The parties hereto recognize that any breach of the terms and conditions of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, they hereby agree that, in addition to all other remedies available to the non‑breaching party(ies), such non‑breaching party(ies) shall be entitled to seek to enforce the terms of this Agreement by a decree of specific performance, without the necessity of proving the inadequacy as a remedy of money damages or of posting a bond or other surety.

10.11      Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable by a Governmental Authority of competent jurisdiction, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby and the parties will use all reasonable good faith efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intents hereof.  To the extent permitted by applicable Legal Requirements, each party waives any provision of any Legal Requirement that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.12      Amendments; Waiver.  This Agreement may not be amended or modified except by written agreement of Purchaser and the Indemnifying Sellers; provided, however, that that any amendment or modification to Sections 5.3 (Non‑Solicitation of Employees), 5.4 (Non‑Competition), 5.5 (Confidentiality) and 5.6 (Unenforceability; Severability; Specific Performance) (or, to the extent related to such Sections, Article X (General Provisions), shall require the written consent of the Senior Executives.  No breach of any covenant, agreement, representation or warranty made herein shall be deemed waived unless expressly waived in writing by the party who might assert such breach.

10.13      Appointment of the Sellers’ Representative.

(a)           Appointment of the Sellers’ Representative; Matter Resolution.  By the execution and delivery of this Agreement, each of the Indemnifying Sellers shall be deemed to have irrevocably appointed, authorized and directed Stephen to act as such Indemnifying Seller’s agent, representative, proxy and attorney‑in‑fact for the purpose of effecting the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements, and exercising, on behalf of all of the Indemnifying Sellers, the rights and powers of the Indemnifying Sellers hereunder and thereunder.  The appointment and agency created hereby is irrevocable, and shall be deemed to be coupled with an interest and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or divorce of any Indemnifying Seller.  Each of the Indemnifying Sellers hereby irrevocably appoints the Sellers’ Representative as his, her or its lawful agent and attorney to accept and acknowledge service of any and all process against such Indemnifying Seller in any Action arising out of or in connection with this Agreement or any of the transactions contemplated hereby or out of or in connection with any of the Ancillary Agreements contemplated thereby, and upon whom such process may be served, with the same force and legal effect as if such Indemnifying Seller had been duly and lawfully served with such process, and each of the Indemnifying Sellers hereby waives all claims of error by reason of such service.  Execution of this Agreement by the Indemnifying Sellers shall constitute the agreement of each such Indemnifying Seller to be bound by the actions of the Sellers’ Representative taken hereunder and under the Ancillary Agreements.  The parties hereto acknowledge and agree that, as to all matters arising under this Agreement and the Ancillary Agreements, the Sellers’ Representative shall act in good faith for and on behalf of the Indemnifying Sellers.  In addition, the Sellers’ Representative shall have all such incidental powers as may be necessary or desirable to carry out and into effect the provisions of this Section 10.13.  All matters submitted to or required by this Section 10.13 to be resolved or addressed by the Sellers’ Representative shall be decided by the Sellers’ Representative, but only after consultation with and receiving input and advice from DeWayne regarding such matter, but the decision of the Sellers’ Representative shall be final, conclusive and binding upon the Indemnifying Sellers.  For the avoidance of doubt, and in order to avoid any misunderstanding, confusion or dispute, Stephen shall serve as the Sellers’ Representative, and his decisions, determinations and actions shall be final, conclusive and binding, but Stephen, in his capacity as the Sellers’ Representative, shall consult with and seek input and advice from DeWayne regarding all matters submitted to or required by this Section 10.13 to be resolved or addressed by the Sellers’ Representative.

(b)         Purchaser Reliance and Protection.  The Indemnifying Sellers agree that the provisions set forth in this Section 10.13 shall in no way impose any Liability on Purchaser other than those explicitly set forth in this Agreement.  In particular, notwithstanding in any case any notice received by Purchaser to the contrary, Purchaser shall be fully protected in relying upon and shall be entitled (i) to rely upon actions, instructions, decisions and determinations of the Sellers’ Representative, and (ii) to assume that all actions, instructions, decisions and determinations of the Sellers’ Representative are fully authorized and binding upon the Sellers’ Representative and the Indemnifying Sellers, and Purchaser shall have no obligation to ascertain or to inquire as to the observance or performance of any of the obligations of the Sellers’ Representative contained in this Agreement or any other agreement, including whether or not the Sellers’ Representative has consulted with or sought input and advice from DeWayne as required by this Section 10.13.  No Indemnifying Seller shall have any cause of action against Purchaser for any action taken by Purchaser in reliance upon actions, instructions, decisions or determinations of the Sellers’ Representative.

(c)           Grant of Power and Authority.  Each of the Indemnifying Sellers hereby irrevocably grants the Sellers’ Representative full power and authority:  (i) to execute and deliver, for and on behalf of such Indemnifying Seller, and to accept delivery of, for and on behalf of such Indemnifying Seller, each of the Ancillary Agreements (but specifically not including this Agreement) and such documents, instruments and certificates as may be deemed by the Sellers’ Representative in good faith, in the Sellers’ Representative’s sole and absolute discretion (subject to the Sellers’ Representative consulting with and seeking input and advice from DeWayne as required by clause (a) above), to be necessary or appropriate in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, and for the avoidance of doubt, the Sellers’ Representative shall not have power to execute this Agreement for or on behalf of any Indemnifying Seller (other than to the extent the Sellers’ Representative is also a Seller, in which event the Sellers’ Representative may then execute this Agreement in his capacity as a Seller); (ii) to (A) dispute or refrain from disputing, for or on behalf of such Indemnifying Seller, any claim made by Purchaser or any Purchaser Indemnified Party under this Agreement or by any third‑party in connection with any Losses under this Agreement or any of the Ancillary Agreements; (B) negotiate and compromise, for and on behalf of the Indemnifying Sellers, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under or in connection with, this Agreement and the Ancillary Agreements, and (C) execute, for and on behalf of the Indemnifying Sellers, any settlement agreement, release, waiver, or other document, instrument or certificate with respect to any such dispute or remedy; (iii) to give or agree to, for and on behalf of such Indemnifying Seller, any and all Consents, waivers, amendments or modifications deemed by the Sellers’ Representative in good faith and in the Sellers’ Representative’s sole and absolute discretion (subject to the Sellers’ Representative consulting with and seeking input and advice from DeWayne as required by clause (a) above), to be necessary, proper or appropriate under this Agreement or in connection with the transactions contemplated hereby or under any of the Ancillary Agreements or in connection with the transactions contemplated thereby, and, in each case, to execute and deliver any documents, instruments or certificates that may be necessary, proper or appropriate in connection herewith or therewith; (iv) to enforce, for and on behalf of the Indemnifying Sellers, any claim against Purchaser arising under this Agreement or in connection with the transactions contemplated hereby or arising under any of the Ancillary Agreements; (v) to engage attorneys, accountants and other agents, representatives and advisors at the pro rata expense of the Indemnifying Sellers (determined by in accordance with their respective Pro Rata Portion) in connection with any of the matters set forth in this Section 10.13(c); (vi) to amend this Agreement (other than this Section 10.13(c)), or any of the Ancillary Agreements or any of the other documents, instruments or certificates to be delivered to Purchaser by the Indemnifying Sellers and/or any of the Indemnifying Sellers pursuant to this Agreement or any of the Ancillary Agreements; (vii) to give such instructions and to take such action or refrain from taking any action, for and on behalf of the Indemnifying Sellers or any Indemnifying Seller, as the Sellers’ Representative deems in good faith and in the Sellers’ Representative’s sole and absolute discretion (subject to the Sellers’ Representative consulting with and seeking input and advice from DeWayne as required by clause (a) above), to be necessary or appropriate in order to carry out the terms and conditions of this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby; and (viii) to receive the Purchase Price or any portion thereof and any and all other payments or amounts to be paid to the Indemnifying Sellers or any Indemnifying Seller under this Agreement or any of the Ancillary Agreements) or in connection with the transactions contemplated hereby or thereby, and to pay the costs and expenses of the Transferred Companies out of the Purchase Price or any other payment or amount received and due and payable to the Indemnifying Sellers under this Agreement or any of the Ancillary Agreements, and to distribute the proceeds thereof to such Indemnifying Sellers in accordance with their respective Pro Rata Portion.  The Sellers’ Representative will give prior written notice to each of the Indemnifying Sellers of the proposed exercise of any of the powers set forth in clauses (ii) through (vii) of this Section 10.13(c).

(d)          Authorized Actions.  Each of the Indemnifying Sellers hereby agrees that:  (i) in all matters in which action by the Sellers’ Representative is required or permitted hereunder, the Sellers’ Representative is authorized to act for and on behalf of such Indemnifying Seller, notwithstanding any dispute or disagreement between or among any of the Indemnifying Sellers or between any Indemnifying Seller and the Sellers’ Representative, and Purchaser shall be entitled to rely on any and all actions taken by the Sellers’ Representative under this Agreement without any liability to, or any obligation to inquire of, any Indemnifying Seller, notwithstanding Purchaser’s Knowledge of any such dispute or disagreement; (ii) notice to the Sellers’ Representative, delivered in the manner provided in Section 10.2, shall be deemed to be notice to each of the Indemnifying Sellers for purposes of this Agreement; (iii) the power and authority of the Sellers’ Representative, as described in this Section 10.13, shall continue in full force and effect until all rights and obligations of the Company and the Indemnifying Sellers under this Agreement shall have been terminated, cancelled or expired or have been fully performed; (iv) a majority in interest of the Indemnifying Sellers (determined in accordance with their respective Pro Rata Portion) shall have the right, exercisable from time to time upon written notice delivered to the Sellers’ Representative and Purchaser and each of the other Indemnifying Sellers, to remove the Sellers’ Representative, for any or no reason and with or without cause, and to designate and appoint any other Person (whether or not a Seller) as the successor Sellers’ Representative under this Agreement following the death, incapacity, resignation or removal of the Sellers’ Representative (in which event such successor Sellers’ Representative shall become and shall for all purposes be deemed to be the “Sellers’ Representative” under this Agreement and for all purposes hereof); provided, however, that the Sellers’ Representative shall not voluntarily resign or be removed without the Indemnifying Sellers first selecting a successor Sellers’ Representative; and (v) if the Sellers’ Representative is unable (whether by reason of death or disability or otherwise) to function in his, her or its capacity as such for any reason whatsoever, and no successor Sellers’ Representative is appointed pursuant to Section 10.13(d)(iv) and shall have accepted such appointment in accordance with this Section 10.13(d) within fifteen (15) days following such occurrence, then the Indemnifying Sellers shall appoint DeWayne to act as the successor Sellers’ Representative (and in the event DeWayne is unable or not willing to serve as the successor Sellers’ Representative, the remaining other Indemnifying Seller(s) shall appoint another Person to serve as the successor Sellers’ Representative), in which event such successor Sellers’ Representative shall become and shall be deemed to be the “Sellers’ Representative” under this Agreement and for all purposes hereof, who thereupon shall serve as set forth in this Section 10.13.  No appointment of a new or successor Sellers’ Representative shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

(e)           Indemnification of Purchaser for Actions of the Sellers’ Representative.  Each Indemnifying Seller shall, jointly and severally, indemnify Purchaser against, and hereby agrees to hold the Purchaser Indemnified Parties harmless from, any and all Losses incurred or suffered by any one or more of the Purchaser Indemnified Parties arising out of, with respect to or incident to the operation of, or resulting from any breach of any covenant or agreement set forth in this Section 10.13, or the designation and appointment of the Sellers’ Representative as the representative of the Indemnifying Sellers hereunder and the actions taken by the Sellers’ Representative pursuant to this Section 10.13, including, without limitation, any actions taken by Purchaser in response to or in reliance on, any instruction, decision, determination or other action of the Sellers’ Representative hereunder.

(f)            Indemnification of the Sellers’ Representative.  Each Indemnifying Seller shall severally indemnify the Sellers’ Representative against any Purchaser claims or any other demands, damages, Liabilities, Losses, costs or expenses (except any Purchaser claims or any other demands, damages, Liabilities, Losses, costs or expenses that result from the Sellers’ Representative’s gross negligence or willful misconduct) that the Sellers’ Representative may suffer or incur in connection with any action or omission taken in such capacity under this Section 10.13.  No Sellers’ Representative shall be liable to the Indemnifying Sellers or any Indemnifying Seller with respect to any action or omission taken or omitted to be taken in good faith by the Sellers’ Representative pursuant to this Section 10.13, except for any gross negligence or willful misconduct by such Sellers’ Representative, and each of the Indemnifying Sellers hereby releases the Sellers’ Representative for any and all Liability related thereto.

(g)          Payment of Costs and Expenses of the Sellers’ Representative.  Each of the Indemnifying Sellers hereby understands, acknowledges and agrees that all payments that are paid or delivered to the Sellers’ Representative under this Agreement or any of the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby, including, without limitation, the Purchase Price or any other payment or amount received and due and payable to the Indemnifying Sellers under this Agreement or any of the Ancillary Agreements, or any portion thereof, shall be used by the Sellers’ Representative first to pay any Transaction Costs incurred by the Transferred Companies in connection with the transactions contemplated by this Agreement and the negotiation, execution and performance by the Transferred Companies of and under this Agreement and each of the Ancillary Agreements, and the Sellers’ Representative will deliver the remainder thereof to the Indemnifying Sellers in accordance with their respective Pro Rata Portion.

10.14       Attorney‑Client Information; Waiver of Conflicts.

(a)           The Company and each of the other Transferred Companies hereby transfer or assign to Sellers and their respective Affiliates all of their respective rights, titles and interests in and to (i) all attorney‑client communications with Durham Jones & Pinegar, P.C., a Utah professional corporation (“DJP”), and Ray Quinney & Nebeker P.C., a Utah professional corporation (“RQN”), (ii) all of their respective files (whether electronic, paper or otherwise) related to their engagement of DJP or RQN, and (iii) the files (whether electronic, paper or otherwise) of the Company and each of the other Transferred Companies, in each case only to the extent they reflect or relate to communications from, to or with DJP and/or RQN with Sellers or any of their respective Affiliates with respect to this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby or thereby.  Accordingly, all communications between the Company and each of the other Transferred Companies and any of their respective officers, directors, managers, employees, agents or representatives (in their capacity as such) and DJP and/or RQN in the course of such engagement, to the extent related to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby, shall be deemed to be attorney‑client confidences that belong solely to Sellers and their respective Affiliates, and not the Company or any of the other Transferred Companies.  For the avoidance of doubt, the following shall be transferred and assigned to Sellers and their respective Affiliates:  (x) any attorney‑client privilege of the Company or any of the other Transferred Companies pertaining to the transactions contemplated by this Agreement or any of the Ancillary Agreements; (y) all e‑mails, correspondence, letters, memoranda, notes, invoices, recordings, and other documents, instruments and files (whether electronic, paper or otherwise), evidencing or reflecting communications between the Company or any of the other Transferred Companies or Sellers or any of their respective Affiliates, on the one hand, and DJP and/or RQN (or any of their respective attorneys, employees or agents), on the other hand, pertaining to the transactions contemplated by this Agreement or any of the Ancillary Agreements, and (z) all files (whether electronic, paper or otherwise) maintained by any law firm or legal counsel pertaining to the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b)          Recognizing that DJP and RQN have acted as legal counsel to the Company and each of the other Transferred Companies and certain Affiliates thereof prior to the Closing, and that DJP and RQN will act as legal counsel to Sellers and their Affiliates (which will no longer include the Company or any of the other Transferred Companies) after the Closing, Purchaser and the Company (for itself and for and on behalf of each of the other Transferred Companies) hereby waives and agrees to cause each of its Affiliates and each of the Affiliates of each of the other Transferred Companies to waive, any conflicts that may arise in connection with DJP’s or RQN’s representation of Sellers and/or any of their respective Affiliates after the Closing in any matter with respect to this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby.  In addition, all communications involving attorney‑client confidences between Sellers and any of their respective Affiliates, the Company or any of the other Transferred Companies, on the one hand, and DJP or RQN, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney‑client confidences that belong solely to Sellers and each of their respective Affiliates (and not the Company or any of the other Transferred Companies or Purchaser or any of its Affiliates).  Accordingly, neither the Company nor any of the other Transferred Companies or any of their respective Affiliates, nor Purchaser or any of its Affiliates, shall have access to any such communications, or to any files (whether electronic, paper or otherwise) of DJP or RQN relating to its engagement or representation of the Company or any of the other Transferred Companies to the extent related to this Agreement, any of the Ancillary Agreements and the transactions contemplated hereby or thereby.  Without limiting the generality of the foregoing, upon and after the Closing, to the extent permitted by applicable Legal Requirements, (i) Sellers and each of their respective Affiliates (and not the Company or any of the other Transferred Companies or any of their respective Affiliates or Purchaser or any of its Affiliates) shall be the sole holders of the attorney‑client privilege with respect to such engagement or representation, and neither the

Company nor any of the other Transferred Companies or any of their respective Affiliates, nor Purchaser or any of its Affiliates shall be a holder thereof or have any claim to such privilege, (ii) to the extent that files (whether electronic, paper or otherwise) of DJP or RQN in respect of or related to such engagement constitute property of any client(s) of DJP or RQN, Sellers and their respective Affiliates shall hold such property rights (and not the Company or any of the other Transferred Companies or any of their respective Affiliates or Purchaser or any of its Affiliates), and (iii) neither DJP nor RQN shall have any duty whatsoever to reveal or disclose any such attorney‑client communications or files (whether electronic, paper or otherwise) to the Company or any of the other Transferred Companies or any of their respective Affiliates or to Purchaser or any of its Affiliates by reason of any attorney‑client relationship between DJP or RQN and the Company or any of the other Transferred Companies.

10.15      Fidelity Charitable.  Notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, Fidelity Charitable is not (a) making any of the representations and warranties set forth in Article II, (b) agreeing to, nor will it be liable for, any of the indemnification obligations set forth in Article VIII, or (c) agreeing to, nor is it making, any of the covenants set forth in Article V.  Furthermore, notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, each party hereto understands, acknowledges and agrees that Fidelity Charitable is only making the representations and warranties set forth in Sections 3.1(d), (f) and (g), 3.2 and 3.3 of Article III, and, in each such case, solely as to Fidelity Charitable and its Shares and not as to any of the other parties hereto.  In addition, notwithstanding anything to the contrary in this Agreement or any of the Ancillary Agreements, in no event shall Purchaser or any of its Affiliates or any of the Purchaser Indemnified Parties be entitled to bring any claims or Actions for indemnification or pursue any other recourse, at law or in equity, against Fidelity Charitable through the terms of this Agreement or any of the Ancillary Agreements, except to the extent related to (x) the transfer to Purchaser of good title to all the Shares owned by Fidelity Charitable free and clear of all Liens in accordance with the terms of this Agreement or (y) any of the Ancillary Agreements to which Fidelity Charitable is a party.  For the avoidance of doubt, the foregoing limitations with respect to Fidelity Charitable shall not limit in any way (1) the liability of the Indemnifying Sellers with respect to any claims for indemnification by Purchaser or any of the Purchaser Indemnified Parties under this Agreement or any of the Ancillary Agreements or otherwise, including with respect to any breach or inaccuracy of any representation or warranty made by Fidelity Charitable in Article III, any breach of, or failure to perform or observe, any term of this Agreement by Fidelity Charitable or any other matter with respect to the Shares purchased by Purchaser from Fidelity Charitable, or (2) the rights of Purchaser or the other Purchaser Indemnified Parties to pursue any other recourse, at law or in equity, from or against the Indemnifying Sellers with respect to this Agreement or any of the Ancillary Agreements or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

BALCHEM CORPORATION,
a Maryland corporation

By:	/s/ Theodore L. Harris
Name:	Theodore L. Harris
Title:	President & CEO

THE COMPANY:

ALBION INTERNATIONAL, INC.,
a Nevada corporation

By:	/s/ H. DeWayne Ashmead
Name:	H. DeWayne Ashmead
Title:	President

SELLERS:

DEWAYNE:

/s/ H. DeWayne Ashmead
H. DEWAYNE ASHMEAD

THE CHILDREN’S TRUST:

THE H. DEWAYNE & EUGELE ASHMEAD CHILDREN’S TRUST,
a Utah trust

By:	/s/ Stephen D. Ashmead
Name:	Stephen D. Ashmead
Title:	Trustee

[Signature page to Stock Purchase Agreement]

THE DESCENDANTS TRUST:

THE H. DEWAYNE & EUGELE ASHMEAD DESCENDANTS TRUST
a Utah trust

By:	/s/ Gary L. Longmore
Name:	Gary L. Longmore
Title:	Trustee

FIDELITY CHARITABLE:

FIDELITY INVESTMENTS CHARITABLE GIFT FUND,
a Massachusetts trust

By:	/s/ Nathan Daley
Name:	Nathan Daley
Title:	Authorized Individual

THE SELLERS’ REPRESENTATIVE:*

/s/ Stephen Ashmead

STEPHEN D. ASHMEAD

THE SENIOR EXECUTIVES:**

/s/ Stephen Ashmead

STEPHEN D. ASHMEAD

Notices:

101 North Main Street
Clearfield, Utah 84015
Fax:	(801) 773‑4633
Email:	sashmead@albionminerals.com

[Signature page to Stock Purchase Agreement]

/s/ Angelique R. Pitt
ANGELIQUE R. PITT

Notices:

101 North Main Street
Clearfield, Utah 84015
Fax:	(801) 773‑4633
Email:	apitt@albionminerals.com

/s/ Brett S. Ashmead
BRETT S. ASHMEAD

Notices:

101 North Main Street
Clearfield, Utah 84015
Fax:	(801) 773‑4633
Email:	bashmead@albionminerals.com

/s/ James C. Hyde
JAMES C. HYDE

Notices:

101 North Main Street
Clearfield, Utah 84015
Fax:	(801) 773‑4633
Email:	jhyde@albionminerals.com
___________________

*  Executed solely in such Person’s capacity as the Sellers’ Representative.

**  Executed solely for purposes of Sections 5.3 (Non‑Solicitation of Employees), 5.4 (Non‑Competition), 5.5 (Confidentiality) and 5.6 (Unenforceability; Severability; Specific Performance) and Article X (General Provisions).

[Signature page to Stock Purchase Agreement]

EXHIBITS

Exhibit A	‑‑	Certain Definitions
Exhibit B	‑‑	Form of Director and Officer General Release
Exhibit C	‑‑	Form of Sellers’ General Release
Exhibit D	‑‑	Form of Escrow Agreement
Exhibit E‑1	‑‑	Commercial and Industrial Lease—Albion Manufacturing Technologies
Exhibit E‑2	‑‑	Commercial and Industrial Lease—Albion Ingredient Processors
Exhibit E‑3	‑‑	Commercial and Industrial Lease—Albion Liquid Products
Exhibit F‑1	‑‑	Lease Termination Agreement—Albion Manufacturing Technologies
Exhibit F‑2	‑‑	Lease Termination Agreement—Albion Ingredient Processors
Exhibit F‑3	‑‑	Lease Termination Agreement ‑‑Albion Liquid Products
Exhibit G	‑‑	Form of Waiver and Release
Exhibit H	‑‑	Allocable Portion; Pro Rata Portion
Exhibit I	‑‑	Permitted Liens
Exhibit 8.2(a)(vii)	‑‑	Excluded Liabilities

EXHIBIT A

Certain Definitions

“Actions” shall mean any actual or threatened action (at law or in equity), suit, arbitration, review, inquiry, proceeding or investigation.

“Affiliate” shall mean, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, the Person specified.  For purposes of this definition, control of a Person means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” shall have the meaning specified in the Preamble to this Agreement.

“Albion Ingredient Processors” shall mean Albion Ingredient Processors, Inc., a Utah corporation.

“Albion Ingredient Processors Lease” shall mean the Real Estate Lease effective January 1, 2005, by and between Ashmead Associates, Inc. and Unilabco Inc., d.b.a. A.I. Processors with respect to the facility located at 515 Broad Street, Whittemore, Iowa 50598.

“Albion Laboratories” shall mean Albion Laboratories, Inc., a Utah corporation.

“Albion Liquid Products” shall mean Albion Liquid Products, Inc., a Utah corporation.

“Albion Manufacturing Lease” shall mean the Commercial Lease Agreement effective December 1, 1998, by and between HDA Limited and Albion Manufacturing Technologies with respect to the facility located at 2800 South 1760 West, Ogden Industrial Park, Ogden, Utah 84401.

“Albion Manufacturing Technologies” shall mean Albion Manufacturing Technologies, Inc., a Utah corporation.

“Allocable Portion” shall have the meaning set forth in Exhibit H attached hereto.

“Ancillary Agreements” shall mean (i) the Escrow Agreement, (ii) the New Leases, (iii) the Lease Termination Agreements, (iv) the New Employment Agreements, (v) the Consulting Agreement, and (vi) the certificates evidencing the Shares and Share transfer instruments described in Section 7.2(a), (vi) the documents, instruments and certificates described in Sections 7.2(b), 7.2(c), 7.2(d), 7.2(n) and 7.2(o).

“Angie” shall have the meaning specified in the Preamble to this Agreement.

“Applicable Food Legal Requirements” shall have the meaning specified in Section 2.15.

“Approval” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Article II Representing Parties” shall have the meaning specified in the introductory paragraph to Article II.

“Ashmead Associates” shall mean Ashmead Associates, Inc., a Utah corporation.

“Assets” shall mean all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description.

“Associate” of a specified Person shall mean (i) any corporation, limited liability company, partnership, joint venture or other entity of which such Person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of five percent (5%) or more of (x) any class or type of equity securities or other profits interest; or (y) the combined voting power of interests ordinarily entitled to vote for management or otherwise; and (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity.

“Balance Sheet” shall have the meaning specified in Section 2.5.

“Balance Sheet Date” shall have the meaning specified in Section 2.5.

“Bank Accounts” shall have the meaning specified in Section 2.22.

“Basket Amount” shall have the meaning specified in Section 8.5(b).

“Benefit Plans” shall have the meaning specified in Section 2.19(a).

“Brett” shall have the meaning specified in the Preamble to this Agreement.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York, are authorized or required by Legal Requirement to close.

“Children’s Trust” shall have the meaning specified in the Preamble to this Agreement.

“Clearfield Property” shall have the meaning specified in Section 8.2(c).

“Closing” shall have the meaning specified in Section 7.1.

“Closing Cash” shall mean the amount of all cash and cash equivalents in Bank Accounts at the Closing.

“Closing Date” shall have the meaning specified in Section 7.1.

“Closing Debt” shall mean the amount of all Debt of the Transferred Companies as of the Closing, including without limitation any accrued and unpaid interest thereon.

“Closing Working Capital” shall mean, with respect to the Transferred Companies, determined on a consolidated basis, (i) the sum of (A) trade accounts receivable, net of allowance for doubtful accounts, (B) inventories and (C) prepaid expenses and other current assets, minus (ii) the sum of (A) trade accounts payable, (B) accrued expenses, including accrued commissions and current liabilities with respect to Taxes and eighty percent (80%) of all accrued vacation liabilities, (C) $70,000 paid by the Transferred Companies in connection with the termination of the Independent Contractor Agreement, dated as of January 1, 2014, between Albion Laboratories, Inc. and Charles Whiting, the Company’s former Chief Financial Officer; (D) $8,400 in connection with the termination of the employment of the former administrative assistant/secretary to the Chairman of the Company (except with respect to clauses (ii)(C) and (D) above in which actual dollar amounts are set forth) determined as of 12:01 a.m., Eastern Time, on the Closing Date, in accordance with GAAP applied on a basis consistent with the application of such principles in the preparation of the Balance Sheet and calculated in the same manner and using the same conventions, methodologies, principles, practices, accounting applications and assumptions utilized for the respective line items on the Balance Sheet; provided, however, that the following items shall be excluded in such determination:  (i) deferred Tax assets and deferred Tax liabilities, and any other income Tax assets and liabilities or reserves for income Taxes, of the Transferred Companies, (ii) any amounts included in Closing Debt and (z) any amounts included in Transaction Costs.

“COBRA” shall have the meaning specified in Section 2.19(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial and Industrial Lease‑‑Albion Ingredient Processors” shall have the meaning specified in Section 7.2(g).

“Commercial and Industrial Lease‑‑Albion Manufacturing” shall have the meaning specified in Section 7.2(f).

“Commercial and Industrial Lease‑‑ Warehouse” shall have the meaning specified in Section 7.2(h).

“Common Stock” shall have the meaning specified in Section 2.3(a).

“Company” shall have the meaning specified in the Preamble to this Agreement.

“Company’s Articles of Incorporation” shall mean the Company’s articles of incorporation, as amended and in effect on the date of this Agreement.

“Confidential Information” shall have the meaning specified in Section 5.5.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated July 10, 2015, between Purchaser and the Company.

“Consent” shall mean any consent or approval of, or notice, declaration, report or statement filed with or submitted to, any Person (other than an Approval).

“Consulting Agreement” shall have the meaning specified in Section 7.2(m).

“Contract” shall mean any agreement, contract, lease, license agreement, franchise agreement, obligation, instrument or other commitment, arrangement or understanding of any kind (whether written or oral), including all amendments, modifications, extensions or renewals of any of the foregoing.

“Debt” of any Person shall mean (i) all indebtedness of such Person for borrowed money and accrued interest and penalties thereon, (ii) all Liabilities of such Person for the deferred purchase price of property or services (excluding trade payables arising in the Ordinary Course of Business), (iii) all Liabilities of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all Liabilities of others secured by a Lien on any Asset of such Person, whether or not such Liabilities shall have been assumed by such Person, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Assets), (vi) all Liabilities of such Person as lessee under leases that are required, in accordance with GAAP, to be capitalized, and (vii) all Liabilities of others of the kinds referred to in clauses (i) though (vi) above in respect of which such Person has entered into or issued any guarantee.

“Descendants Trust” shall have the meaning specified in the Preamble to this Agreement.

“DeWayne” shall have the meaning specified in the Preamble to this Agreement.

“Disclosure Letter” shall mean the disclosure letter that Sellers have delivered to Purchaser contemporaneously with the execution and delivery of this Agreement.

“Dispute Notice” shall have the meaning specified in Section 1.3(d).

“DJP” shall have the meaning specified in Section 10.14(a).

“Environmental Legal Requirements” shall mean all Legal Requirements relating to the protection of the environment or public health or safety, excluding any Legal Requirements within the jurisdiction of the FDA.

“Environmental Liabilities” shall mean any and all Liabilities based upon, resulting from or arising out of (i) any generation, use, handling, storage, treatment, transportation or Release by any Person of any Hazardous Substance occurring at or prior to the Closing at or from any of the Real Property or at any other real property in which any of the Transferred Companies (or its predecessors) has or at any time in the past, has had, an ownership, leasehold or other interest, (ii) any pollution or contamination of air, soil, groundwater, surface water, buildings, structures, improvements and machinery and equipment by or with any Hazardous Substance occurring at or prior to the Closing at, on or adjacent to any of the Real Property, (iii) without limitation of clause (ii) above, underground storage tanks, the presence of asbestos, asbestos‑containing materials, polychlorinated biphenyls (PCBs) or PCB wastes in or at any real property owned or leased by any of the Transferred Companies, (iv) any off-site storage, transportation or Release of any Hazardous Substance by any of the Transferred Companies (or its predecessors), their agents, employees or Persons with whom they have had a contractual or other relationship at or prior to the Closing or (v) any violation or non-compliance by any of the Transferred Companies with Environmental Legal Requirements.

“Environmental Permits” shall have the meaning specified in Section 2.16(b).

“ERISA” shall have the meaning specified in Section 2.19(a).

“Escrow Agent” shall mean U.S. Bank National Association, Salt Lake City, Utah.

“Escrow Agreement” shall have the meaning specified in Section 7.2(e).

“Escrow Deposit” shall have the meaning specified in Section 1.2.

“Escrow Fund” shall mean the escrow fund into which the Escrow Deposit is deposited pursuant to the Escrow Agreement.

“Estimated Closing Statement” shall have the meaning specified in Section 1.3(a).

“Estimated Purchase Price” shall have the meaning specified in Section 1.3(b).

“FDA” shall have the meaning specified in Section 2.15.

“Fidelity Charitable” shall mean shall have the meaning specified in the Preamble to this Agreement.

“Final Closing Statement” shall have the meaning specified in Section 1.3(c).

“Financial Statements” shall have the meaning specified in Section 2.5.

“Fundamental Representations” shall have the meaning specified in Section 8.1.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean any national, federal, state, provincial, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over a party or any of such party’s Assets, and shall include, for the avoidance of doubt, any competition authority with jurisdiction to review the transactions contemplated hereby.

“Hazardous Substances” shall mean any substance, material or waste that (i) is regulated under any Environmental Legal Requirement, (ii) without limitation of the generality of clause (i) above, is deemed under or by any Environmental Legal Requirement or Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “solid waste,” “waste,” a “nuisance,” a “pollutant” or words with similar meaning, and includes petroleum and petroleum products, crude oil or any fraction or by‑product thereof, polychlorinated biphenyls (PCBs), PCB wastes, asbestos, asbestos‑containing products and materials, and radioactive substances, or

(iii) the presence of which requires Remedial Action pursuant to applicable Environmental Legal Requirements.

“HDA Limited” shall mean HDA Limited, a Utah limited partnership.

“HSR Act” shall mean the United States Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Parties” and “Indemnified Party” shall have the meanings specified in Section 8.4(a).

“Indemnifying Parties” and “Indemnifying Party” shall have the meanings specified in Section 8.4(a).

“Indemnifying Sellers” shall mean DeWayne, the Children’s Trust and the Descendants Trust.

“Insider” shall mean any Seller, any director or officer of any Transferred Company, and any Affiliate, Associate or Relative of any of the foregoing Persons.

“Intellectual Property” shall mean all intellectual property rights owned, used, licensed by or held for use by the Transferred Companies, including (i) all websites, including all content, data and information contained thereon and/or supporting the functionality thereof, Internet addresses, domain names and URLs; (ii) all trademarks, trade names, service marks, trade dress, service names, corporate names, mastheads, logos, emblems, signs or insignia, and similar rights and applications to register any of the foregoing, and all goodwill associated therewith; (iii) all patents, patent applications (including any divisionals, continuations, continuations‑in‑part, renewals, reexaminations, extensions, and reissues) and rights in respect of utility models or industrial designs; (iv) all copyrights and applications for the registration thereof; (v) all trade secrets, confidential and proprietary information, and know‑how; (vi) all software; and (vi) all moral rights, rights of publicity and other intellectual property and proprietary rights of a similar nature.

“IRS” shall mean the Internal Revenue Service.

“Jim” shall have the meaning specified in the Preamble to this Agreement.

“Key Company Executives” shall mean DeWayne, Jim, Angie, Stephen, Brett and Nathan D. Nelson.

“Leased Real Property” shall mean the real property leased by the Transferred Companies pursuant to the Leases.

“Leases” shall have the meaning specified in Section 2.7(b).

“Lease Termination Agreement‑‑Albion Ingredient Processors” shall have the meaning specified in Section 7.2(j).

“Lease Termination Agreement‑‑Albion Manufacturing” shall have the meaning specified in Section 7.2(i).

“Lease Termination Agreement‑‑ Warehouse” shall have the meaning specified in Section 7.2(k).

“Lease Termination Agreements” shall have the meaning specified in Section 7.2(k).

“Legal Requirement” shall mean any judgment, decree, injunction, order, writ, ruling, law, ordinance, statute, rule, regulation, code or other requirement of any Governmental Authority, or under common law.

“Letter of Intent” shall mean the Letter of Intent dated November 23, 2015, between Purchaser and the Company.

“Liability” shall mean any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

“Lien” shall mean any claim, lien, pledge, encumbrance, mortgage, deed of trust, charge, easement, right of way, encroachment, security interest, option or any other similar right or interest.

“Life Zone” shall have the meaning specified in Section 5.4.

“Loan Documents” shall mean the (i) Business Loan Agreement (Asset Based) dated April 1, 2011, between Albion Laboratories and Zions, as amended by the Frist Amendment to Business Loan Agreement (Asset Based) dated April 4, 2013, (ii) the Promissory Note dated April 4, 2013, issued by Albion Laboratories, as maker, to Zions in the original principal amount of $7.5 million, (iii) the Business Loan Agreement dated April 4, 2013, between Albion Laboratories and Zions, (iv) the Promissory Note, dated April 4, 2013, issued by Albion Laboratories, as maker, to Zions in the original principal amount of $3.75 million, (v) the Promissory Note dated May 19, 2011, issued by Albion Laboratories, as maker, to Zions in the original principal amount of $121,044, (vi) the Promissory Note dated July 27, 2012, issued by Albion Laboratories, as maker, to Zions in the original principal amount of $822,454.93, and (vii) all other documents, instruments and agreements entered into in connection with the documents, instruments and agreements referred to in clauses (i) though (vi) above, in each case as amended and in effect on the date of this Agreement.

“Losses” shall mean any Liability, action, claim, proceeding, litigation, investigation, obligation, loss, damage, Lien, assessment, deficiency, capital expenditure or Remedial Action.

“manufacture,” “manufacturing” and “manufactured” shall have the meaning specified in Section 2.15.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, Assets, Liabilities, financial condition or results of operations of the Transferred Companies, or (ii) Sellers’ and the Transferred Companies’ ability to perform their obligations under this

Agreement and the Ancillary Agreements to which Sellers and/or any of the Transferred Companies are a party; provided, however, that “Material Adverse Effect” shall not include or be deemed to result from any event, occurrence, fact, condition or change arising out of or attributable to any of the following:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or any of the other Transferred Companies operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, terrorism, or any terrorist threats, acts or events, or the escalation or worsening thereof; (v) any action of Sellers, the Transferred Companies or their respective Affiliates required or permitted by this Agreement or any Ancillary Agreement or any action taken (or omitted to be taken) by Sellers, the Transferred Companies or their respective Affiliates with the written consent of or at the written request of Purchaser; (vi) any changes in any applicable Legal Requirement or any accounting rule (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or any of the other Transferred Companies resulting therefrom; (viii) any natural or man‑made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of, reasons for or factors contributing to such failure (subject to the other provisions of this definition) shall not be excluded); provided, however, that the exceptions contained in the foregoing clauses (i), (ii), (iii), (iv), (vi) and (viii) shall not apply to the extent that such events, occurrences, facts, conditions or changes have a disproportionate adverse effect on the Transferred Companies as compared to the adverse impact such events, occurrences, facts, conditions or changes have on others operating in the same or similar industries in which the Transferred Companies operate.

“Material Contracts” shall have the meaning specified in Section 2.9(a).

“Minority Shareholders” shall mean the Estate of Mohamed Taher Ahmed Fouad and The H. DeWayne Ashmead Family Living Trust.

“New Employment Agreements” shall have the meaning specified in Section 7.2(l).

“New Leases” shall have the meaning specified in Section 7.2(h).

“Non‑Compete Period” shall have the meaning specified in Section 5.4.

“Non‑Solicitation Period” shall have the meaning specified in Section 5.3.

“Novus” shall have the meaning specified in Section 2.9(c).

“Novus Cash Payment” shall have the meaning specified in Section 2.9(c).

“Novus Release Agreement” shall have the meaning specified in Section 2.9(c).

“OFAC” shall have the meaning specified in Section 2.24.

“Ogden Property” shall have the meaning specified in Section 8.2(e).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice.

“Owned Real Property” shall have the meaning specified in Section 2.7(a).

“Permits” shall mean all Approvals in connection with the business of the Transferred Companies.

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and other governmental charges that are not due and payable and that may thereafter be paid without penalty, (ii) the title and other interests of a lessor under a capital or operating lease or of a licensor under a license or royalty agreement, (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business, and (iv) Liens identified in Exhibit I attached hereto that do not detract in any material respect from the value or utility of the subject Assets in the operation of the business of the Transferred Companies in the Ordinary Course of Business.

“Person” shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

“Pre‑Closing Period” shall have the meaning specified in Section 9.1(a).

“Preferred Shares” shall have the meaning specified in Section 2.3(b).

“Preferred Stock” shall have the meaning specified in Section 2.3(a).

“Preferred Stockholders” shall have the meaning specified in Section 2.3(b).

“Preferred Stock Redemption” shall have the meaning specified in Section 2.3(b).

“Pro Rata Portion” shall have the meaning set forth in Exhibit I attached hereto.

“Purchase Price” shall have the meaning specified in Section 1.2.

“Purchaser” shall have the meaning specified in the Preamble to this Agreement.

“Purchaser Indemnified Parties” shall have the meaning specified in Section 8.2.

“Purchaser’s Knowledge”, or “Knowledge” when used with respect to Purchaser, shall mean the knowledge of Purchaser and its senior executives and officers.

“RQN” shall have the meaning specified in Section 10.14(a).

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Relative” of a Person shall mean such Person’s spouse, such Person’s parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such Person.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Remedial Action” shall mean all action necessary:  (i) to cleanup, close, remove, treat or in any other way remediate any Hazardous Substance; (ii) to prevent or contain the Release of any Hazardous Substance so that it does not endanger or otherwise adversely affect the environment or public health or welfare or (iii) to perform pre‑remedial studies, investigations or monitoring, in, under or of any Real Property, tangible Assets or facilities.

“Restricted Business” shall mean the business of manufacturing, marketing, developing and selling specialty minerals, including chelated minerals, for the global human, animal and plant nutrition markets.

“Restricted Parties” shall have the meaning specified in Section 5.3.

“Restructuring” shall have the meaning specified in Section 2.3(d).

“Retention Agreement” shall mean any of the retention agreements between an employee, the Company and Albion Laboratories dated effective as of January 1, 2015 or April 1, 2015.

“Selected Accountants” shall have the meaning specified in Section 1.3(d).

“Seller Indemnified Parties” shall have the meaning specified in Section 8.3.

“Sellers” shall have the meaning specified in the Preamble to this Agreement.

“Sellers’ Knowledge”, or “Knowledge” when used with respect to Sellers, shall mean the knowledge of each of the Key Company Executives.

“Sellers’ Representative” shall mean Stephen in his capacity as the representative of Sellers as provided in Section 10.13 and any successor appointed pursuant to Section 10.13(d).

“Senior Executives” shall have the meaning specified in the Preamble to this Agreement.

“Shares” shall have the meaning specified in the Recitals to this Agreement.

“Stephen” shall have the meaning specified in the Preamble to this Agreement.

“Straddle Period” shall have the meaning specified in Section 9.1(b).

“Straddle Period Tax Return” shall have the meaning specified in Section 9.1(b).

“Subsidiary” shall mean, with respect to any Person, another Person of which such Person, directly or indirectly through one or more Subsidiaries, beneficially owns capital stock or other equity interests having in the aggregate fifty percent (50%) or more of the total combined voting power in the election of directors (or Persons fulfilling similar functions or duties) of such owned Person.

“Tax Representations” shall have the meaning specified in Section 8.1.

“Tax Return” shall mean any return (including any information return), report, election, estimated tax filing, custom filing, declaration, claim for refund, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority  in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendments, supporting schedules or attachments thereto.

“Tax” and “Taxes” shall mean any tax (including income, gross receipts, windfall profit, occupation, license, registration, production, intangibles, inventory and merchandise, commercial activities, capital gains, capital stock, capital structure, transfer, value‑added, franchise, excise, payroll, employment, severance, social security, unemployment, disability, workers’ compensation, environmental, ad valorem, alternative, minimum, add‑on, escheat or unclaimed property, sales, use, real and personal property, estimated, stamp, recording, withholding and other taxes), fee, impost, levy, assessment, tariff, duty (including any customs duty) or deficiency, and any other related charge or amount of any kind whatsoever (including any fine, penalty, interest, or addition to tax), whether payable directly or by withholding and whether or not disputed, and any liability for any of the foregoing pursuant to Treas. Reg. §1‑1502‑6 (or any similar provision of state, local or foreign tax Legal Requirements), as transferee or successor, by contract or otherwise, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax‑sharing agreement or any other Contract relating to the sharing or payment of any such tax, fee, impost, levy, assessment, tariff, duty or deficiency.

“Transaction Costs” shall mean (i) all costs and expenses, including fees and disbursements of counsel, financial advisors, investment bankers, brokers, accountants and others engaged by the Transferred Companies, Sellers or their Affiliates, incurred by the Transferred Companies in connection with this Agreement and/or the Ancillary Agreements and the transactions contemplated hereby and thereby on or prior to the Closing, including the Preferred Stock Redemption and the Restructuring, but excluding any such costs or expenses expressly specified to be paid by Purchaser pursuant to the terms and conditions of this Agreement and/or the Ancillary Agreements, and (ii) all amounts payable by the Transferred Companies to or with respect to current or former officers, directors, employees or independent contractors of a Transferred Company that become due and payable, or that otherwise arise, as a direct or indirect result of the execution of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and/or the Ancillary Agreements (either alone or in combination with another event), including any amounts payable under the Retention Agreements or the Executive Employment Agreement between Jim and the Company, dated effective as of January 1, 2015 and any associated employment Tax liability of the Transferred Companies, but excluding any amounts payable under the New Employment Agreements or the Consulting Agreement.

“Transferred Companies” shall have the meaning specified in Section 2.1(b).

“Unpaid Transaction Costs” shall have the meaning specified in Section 1.2.

“USPTO” shall have the meaning specified in Section 2.11(a).

“Utah Act” shall have the meaning specified in Section 2.3(d).

“Warehouse Lease” shall mean the Commercial Lease Agreement effective May 16, 2007, by and between HDA Limited and Ogden Liquid Products Manufacturing, Inc., a Utah corporation n/k/a “Albion Liquid Products, Inc.”) with respect to the property located at 2800 South 1774 West, Ogden Industrial Park, Ogden, Utah 84401.

“Zions” shall mean Zions First National Bank.